Exhibit (a)(1)(A)

November 21, 2018

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Black Box Corporation

at

$1.08 Net Per Share

by

Host Merger Sub Inc.,

a wholly owned subsidiary of

BBX Inc.

a wholly owned subsidiary of

BBX Main Inc.

a wholly owned subsidiary of

AGC Networks Pte Ltd.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON DECEMBER 19, 2018, UNLESS THE OFFER IS EXTENDED

Host Merger Sub Inc., a Delaware corporation (“Purchaser”), a wholly owned subsidiary of BBX Inc., a Delaware corporation (“BBX Intermediate”), a wholly owned subsidiary of BBX Main Inc., a Delaware corporation (“Parent”), a wholly owned subsidiary of AGC Networks Pte Ltd., a private limited liability company organized and existing under the laws of Singapore (“AGC Networks,” and collectively with Purchaser, BBX Intermediate and Parent, the “Parent Entities”), is offering to purchase any and all issued and outstanding shares of common stock, $0.001 par value per share (the “Shares”), of Black Box Corporation, a Delaware corporation (“Black Box”), at a price of $1.08 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and subject to any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal,” and together with the Offer to Purchase, the “Offer”). The Offer is being made in accordance with the terms of the Agreement and Plan of Merger, dated as of November 11, 2018 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among Black Box, BBX Intermediate, Parent, Purchaser and AGC Networks. Under the Merger Agreement, after the consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Black Box (the “Merger”), with Black Box continuing as the surviving corporation and a wholly owned subsidiary of BBX Intermediate (the Merger, the Offer and the other transactions contemplated by the Merger Agreement, the “Transactions”). At the effective time of the Merger (the “Effective Time”), each issued and outstanding Share (other than each Share owned by BBX Intermediate, Purchaser or Black Box, or by any direct or indirect wholly owned subsidiary of BBX Intermediate, Purchaser or Black Box, in each case outstanding immediately prior to the Effective Time, those Shares irrevocably accepted for purchase pursuant to the Offer and Shares held by stockholders who have properly and validly perfected appraisal rights in compliance in all respects with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)) immediately prior to the Effective Time will, as a result of the Merger, be converted automatically into the right to receive from Purchaser an amount in cash, without interest and subject to any applicable withholding taxes, equal to the Offer Price, payable to the holder thereof upon surrender of the certificate formerly representing, or book-entry transfer of, such Share. As a result of the Merger, Black Box will cease to be a publicly traded company and will become wholly owned by BBX Intermediate. The Merger Agreement is more fully described in the Offer to Purchase.

The Black Box board of directors, at a meeting duly called and held, unanimously (i) determined that the Transactions are fair to and in the best interests of Black Box and the stockholders of Black Box, (ii) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions upon the terms and conditions contained in the Merger Agreement, (iii) resolved to recommend acceptance of the Offer by the stockholders of Black Box upon the terms and subject to the conditions set forth in the Merger Agreement and (iv) resolved that the Merger will be governed by Section 251(h) of the DGCL.

The Consummation of the Offer is conditioned upon, among other things, (i) the Merger Agreement not having been terminated in accordance with its terms (ii) the Consent Agreement between Black Box and its lenders not having been terminated or failed to become effective and (iii) the satisfaction of (A) the Minimum Condition (as described in this Offer to Purchase), and (B) other customary conditions as described in Section 13 — “Conditions of the Offer” of this Offer to Purchase. There is no financing condition to the Offer.

A summary of the principal terms of the Offer appears on pages (1) through (7). You should read this Offer to Purchase and the related Letter of Transmittal carefully before deciding whether to tender your Shares pursuant to the Offer.

The Information Agent for the Offer is:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Stockholders and All Others Call Toll-Free: (877) 869-0171

Email: info@okapipartners.com

IMPORTANT

If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (i) complete and sign the Letter of Transmittal, which is enclosed with this Offer to Purchase, in accordance with the instructions of the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to American Stock Transfer & Trust Company, LLC, the paying agent and depositary for the Offer (the “Depositary”), and either deliver the certificates representing your Shares to the Depositary along with the Letter of Transmittal or tender your Shares by a transfer of Direct Registration Book-Entry Shares (as defined in this Offer to Purchase) or by book-entry transfer by following the procedures described in Section 3 — “Procedures for Tendering Shares” of this Offer to Purchase, in each case on or prior to the Expiration Time (as defined in this Offer to Purchase), or (ii) request that your broker, dealer, commercial bank, trust company or other nominee effect the tender for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares.

If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot deliver your certificates and all other required documents to the Depositary on or prior to the Expiration Time, or you cannot complete the book-entry transfer procedures on or prior to the Expiration Time, you may tender your Shares by following the procedures for guaranteed delivery set forth in Section 3 — “Procedures for Tendering Shares” of this Offer to Purchase. The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery by book-entry transfer, is at the election and sole risk of the tendering stockholder.

* * *

Questions and requests for assistance may be directed to Okapi Partners LLC, the information agent for the Offer (the “Information Agent”), at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other Offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance. Copies of these materials may also be found at the website maintained by the Securities and Exchange Commission (the “SEC”) at www.sec.gov.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by a Parent Entity.

AGC Networks, BBX Intermediate, Parent and Purchaser have filed with the SEC the Tender Offer Statement on Schedule TO (together with any exhibits and annexes attached thereto, the “Schedule TO”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), furnishing certain additional information with respect to the Offer, and may file amendments or supplements thereto. In addition, Black Box has concurrently filed the Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits and annexes attached thereto, the “Schedule 14D-9”) in accordance with the Exchange Act, setting forth its recommendation with respect to the Offer and furnishing certain additional related information, and may file amendments or supplements thereto. The Schedule TO and the Schedule 14D-9, and any amendments or supplements thereto, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8 — “Certain Information Concerning Black Box — Available Information” of this Offer to Purchase.

No person has been authorized to give any information or make any representation on behalf of any Parent Entity not contained in this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, commercial bank, trust company or other nominee will be deemed to be the agent of Parent, Purchaser, AGC Networks, BBX Intermediate, Black Box, the Depositary or the Information Agent or any of their affiliates for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, AGC Networks, BBX Intermediate, Black Box or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

i

SUMMARY TERM SHEET

The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer to Purchase, the related Letter of Transmittal and other related materials. You are urged to read carefully this Offer to Purchase, the related Letter of Transmittal and other related materials in their entirety. References to “we,” “us,” or “our,” unless the context otherwise requires, are references to Purchaser (as defined below), Parent (as defined below), BBX Intermediate (as defined below) and AGC Networks (as defined below). This summary term sheet includes cross-references to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Black Box (as defined below) contained herein and elsewhere in this Offer to Purchase has been provided by Black Box or has been taken from or is based upon publicly available documents or records of Black Box on file with the Securities and Exchange Commission (the “SEC”), including Black Box’s Annual Report on Form 10K for the fiscal year ended March 31, 2018 and subsequently filed Quarterly Reports on Form 10-Q, as applicable, or other public sources at the time of the Offer. Parent, BBX Intermediate, Purchaser and AGC Networks have not independently verified the accuracy and completeness of such information.

Principal Terms

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Host Merger Sub Inc., a Delaware corporation (“Purchaser”), a wholly owned subsidiary of BBX Inc., a Delaware corporation (“BBX Intermediate”), a wholly owned subsidiary of BBX Main Inc., a Delaware corporation (“Parent”), a wholly owned subsidiary of AGC Networks Pte Ltd., a private limited liability company organized and existing under the laws of Singapore (“AGC Networks,” and collectively with Purchaser, BBX Intermediate and Parent, the “Parent Entities”), is offering to purchase any and all issued and outstanding shares of common stock, $0.001 par value per share (the “Shares”), of Black Box Corporation, a Delaware corporation (“Black Box” or the “Company”), at a price of $1.08 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and subject to any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal,” and together with the Offer to Purchase, the “Offer”). The Offer is being made in accordance with the terms of the Agreement and Plan of Merger, dated as of November 11, 2018 (as it may be amended from time to time, the “Merger Agreement”), by and among Black Box, BBX Intermediate, Parent, Purchaser and AGC Networks. The Merger Agreement provides, among other things, that after the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Black Box (the “Merger”), with Black Box continuing as the surviving corporation and a wholly owned subsidiary of BBX Intermediate (the “Surviving Corporation”).

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The Offer is the first step in our plan to acquire all of the issued and outstanding Shares in accordance with the terms of the Merger Agreement. If the Offer results in our purchase of a majority of the then outstanding Shares, we will acquire the remainder of the Shares in the Merger (other than any Cancelled Black Box Shares (as defined below), the Accepted Black Box Shares (as defined below), and any Shares as to which the holders thereof have properly and validly perfected their statutory appraisal rights (the “Dissenting Shares”) in compliance in all respects with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)) for an amount in cash, without interest and subject to any applicable withholding taxes, equal to the Offer Price (the “Merger Consideration”), pursuant to Section 251(h) of the DGCL. No appraisal rights are available in connection with the Offer. Under the DGCL, however, stockholders who continuously hold their Shares through the effective time of the Merger (the “Effective Time”) and fulfill certain other requirements of the DGCL will be entitled to appraisal rights in connection with the Merger. See Section 16 — “Appraisal Rights” of this Offer to Purchase. Any stockholders who do not validly tender their Shares pursuant to the Offer and who do not properly and validly perfect their Shares in accordance with their statutory appraisal rights under the DGCL will receive the same Offer Price for their Shares as was payable in the Offer following the consummation of the Merger.

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If the Merger occurs, any Shares owned by BBX Intermediate, Purchaser or Black Box, or by any direct or indirect wholly owned subsidiary of BBX Intermediate, Purchaser or Black Box, in each case outstanding immediately prior to the Effective Time (the “Cancelled Black Box Shares”), and those Shares irrevocably accepted for purchase pursuant to the Offer (the “Accepted Black Box Shares”), will, in each case, be cancelled at the Effective Time as a result of the Merger without any consideration paid therefor (other than, for the avoidance of doubt and without duplication, any consideration that remains payable with respect to any such Accepted Black Box Shares pursuant to the Offer). As of the date of this Offer to Purchase, none of Parent, BBX Intermediate, Purchaser or AGC Networks owns any Shares or rights to acquire Shares.

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The initial offering period for the Offer will end at 12:00 midnight, New York City time, at the end of the day on December 19, 2018, unless we extend the Offer (such time and date at which the Offer will expire or such subsequent time to which the Offer is extended in accordance with the terms of the Merger Agreement, the “Expiration Time”). We will announce any decision to extend the Offer in a press release stating the Expiration Time no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration of the Offer.

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Upon the terms and subject to the prior satisfaction or waiver of the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered in accordance with the procedures set forth in Section 3 — “Procedures for Tendering Shares” of this Offer to Purchase and not properly withdrawn on or prior to the Expiration Time in accordance with the procedures set forth in Section 4 — “Withdrawal Rights” of this Offer to Purchase.

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Purchaser estimates that it will need up to approximately $118.7 million to purchase all of the issued and outstanding Shares in the Offer, consummate the Merger and the other transactions contemplated by the Merger Agreement, including repayment of the existing indebtedness of Black Box, and to pay related fees and expenses at the closing of the transactions contemplated thereby. BBX Intermediate has received a Debt Commitment Letter (as defined in Section 12 — “Source and Amount of Funds” of this Offer to Purchase), pursuant to which the lenders party thereto have agreed, subject to the terms and conditions thereof, to provide Black Box and its subsidiaries with up to $97.5 million in principal amount of senior secured asset based credit facilities (the “Credit Facilities”). Subject to certain conditions, including availability under the borrowing bases specified in the Debt Commitment Letter, minimum excess availability under the revolving credit facility borrowing base and minimum amounts of foreign and domestic cash and cash equivalents immediately after the consummation of the Merger, the Credit Facilities will be drawn substantially concurrent with the consummation of the Merger and available to Black Box and its subsidiaries to repay the obligations under that certain Credit Agreement, dated as of May 9, 2016, (as amended, amended and restated, restated, or otherwise modified from time to time) by and among Black Box Corporation, as the borrower, the guarantors from time to time party thereto, PNC Bank, National Association, as administrative agent, and the lenders party thereto and to repay certain other indebtedness of Black Box and its subsidiaries and to pay related fees and expenses. In addition, Essar Telecom Limited, an indirect parent of AGC Networks, provided to Parent an equity commitment of up to $35.5 million. Parent will contribute or otherwise advance to Purchaser the proceeds of the equity commitment and debt commitment, which, together with Black Box’s cash on hand at the closing of the Offer, will be sufficient to pay the aggregate Offer Price for all Shares tendered in the Offer and all related fees and expenses. Funding of the Debt Financing (as defined in Section 12 — “Source and Amount of Funds”) and the Equity Financing (as defined in Section 12 — “Source and Amount of Funds”) is subject to the satisfaction of various conditions set forth in the Debt Commitment Letter and Equity Commitment Letter (as defined in Section 12 — “Source and Amount of Funds”). In the event that we do not receive the proceeds of the Debt Financing, Black Box will be permitted to terminate the Merger Agreement and receive a reverse termination fee as described in greater detail below and in Section 11 — “Purpose of the Offer and Plans for Black Box; Merger Agreement and Other Agreements — The Merger Agreement — Effect of Termination and Termination Fees.” See Section 12 — “Source and Amount of Funds” of this Offer to Purchase.

•	The Merger Agreement does not provide for, and it is not expected that there will be, a “subsequent offering period.” A “subsequent offering period” is different from an extension of the Offer.

Stock Options, Restricted Stock Units, and Performance Share Awards

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Stock Options. Stock options to purchase Shares are not sought in or affected by the Offer. The Merger Agreement, however, provides that, effective as of the Effective Time, each option to purchase Shares that is outstanding, unexercised and has an exercise price that is less than the Offer Price (whether vested or unvested) will be cancelled, terminated and converted into the right of the holder to receive an amount in cash equal to the product of (x) the total number of Shares previously subject to such option and (y) the excess of the Offer Price over the exercise price per share of such option, without interest and subject to any applicable withholding taxes. Each option to purchase Shares that is outstanding, unexercised and has an exercise price that is equal to or greater than the Offer Price will be cancelled and terminated for no consideration. See Section 11 — “Purpose of the Offer and Plans for Black Box; Merger Agreement and Other Agreements — The Merger Agreement — Treatment of Equity Awards” of this Offer to Purchase.

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Restricted Stock Units. Restricted stock unit awards are not sought in or affected by the Offer. The Merger Agreement, however, provides that each outstanding or payable Black Box restricted stock unit award as of the Effective Time (whether vested or unvested) will be converted into the right of the holder to receive an amount in cash equal to the product of (x) the total number of Shares underlying such award and (y) the Offer Price, less any required withholding taxes. See Section 11 — “Purpose of the Offer and Plans for Black Box; Merger Agreement and Other Agreements — The Merger Agreement — Treatment of Equity Awards” of this Offer to Purchase.

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Performance Share Awards. Performance share awards are not sought in or affected by the Offer. The Merger Agreement, however, provides that each outstanding or payable Black Box performance share award as of the Effective Time (whether vested or unvested), will be converted into the right of the holder to receive an amount in cash equal to the product of (x) the total number of Shares underlying such award and (y) the Offer Price, less any required withholding taxes. See Section 11 — “Purpose of the Offer and Plans for Black Box; Merger Agreement and Other Agreements — The Merger Agreement — Treatment of Equity Awards” of this Offer to Purchase.

Black Box Board of Directors’ Recommendation

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The Black Box board of directors, at a meeting duly called and held, unanimously (i) determined that the Merger, the Offer and the other transactions contemplated by the Merger Agreement (the “Transactions”) are fair to and in the best interests of Black Box and the stockholders of Black Box, (ii) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions upon the terms and conditions contained in the Merger Agreement and (iii) resolved to recommend acceptance of the Offer by the stockholders of Black Box upon the terms and subject to the conditions set forth in the Merger Agreement.

Conditions

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We are not obligated to purchase any tendered Shares unless, immediately prior to the Expiration Time, there have been validly tendered in the Offer and not properly withdrawn that number of Shares (not including any Shares tendered pursuant to guaranteed delivery procedures unless and until such Shares are actually received (as defined in Section 251(h)(6) of the DGCL)) that, together with any Shares then owned by the Parent Entities, or any of their respective controlled affiliates, would represent at least a majority of all of the Shares then outstanding. We refer to this condition as the “Minimum Condition.” See Section 13 — “Conditions of the Offer” of this Offer to Purchase. As of the date of this Offer to Purchase, Parent, BBX Intermediate, Purchaser and AGC Networks do not own any Shares or rights to acquire Shares.

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The Offer is also conditioned upon the satisfaction or waiver of a number of other important conditions, including, among others: (i) certain representations and warranties made by Black Box being accurate subject to customary materiality standards, (ii) Black Box having performed or complied in all material respects with all covenants and obligations that Black Box is required to comply with or to perform under the Merger Agreement, (iii) there not being in effect any law or order enacted or issued by any governmental entity that has the effect of making the Offer or the Merger illegal in the United States or that has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger, (iv) the Merger Agreement not having been terminated in accordance with its terms, and (v) the Consent Agreement between Black Box and its lenders not having been terminated or having failed to become effective. Subject to applicable law, we can waive these conditions (other than the Minimum Condition) without Black Box’s consent. See Section 13 — “Conditions of the Offer” of this Offer to Purchase.

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There is no financing condition to the Offer. We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (i) the Offer is being made for any and all issued and outstanding Shares solely for cash, (ii) the Offer is not subject to any financing condition, and (iii) if we consummate the Offer, we will acquire all remaining Shares (other than any Cancelled Black Box Shares, Accepted Black Box Shares and Dissenting Shares) for the same cash price in the Merger.

Procedures for Tendering Shares

If you wish to accept the Offer and:

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you are a record holder (i.e., a stock certificate or book entry has been issued to or entered for you and registered in your name), you must deliver the stock certificate(s) representing your Shares (or follow the procedures described in this Offer to Purchase for book-entry transfer), together with a Letter of Transmittal, properly completed and duly executed in accordance with the instructions of the Letter of Transmittal, and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”). These materials must reach the Depositary on or prior to the Expiration Time. You will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of your Shares by Purchaser;

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you are a record holder, but your stock certificate or book entry is not available or you cannot deliver or transfer it to the Depositary on or prior to the Expiration Time, you may be able to obtain two additional trading days to deliver or transfer your Shares by delivering the enclosed Notice of Guaranteed Delivery, properly completed and duly executed in accordance with the instructions of the Notice of Guaranteed Delivery, to the Depositary on or prior to the Expiration Time. See Section 3 — “Procedures for Tendering Shares” of this Offer to Purchase; or

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you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee (i.e., your Shares are held in “street name”), you should promptly contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered. You should check with your broker, dealer, commercial bank, trust company or other nominee as to whether they charge any service fees or commissions.

Withdrawal Rights

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You have the right to, and can, withdraw any Shares that you have validly tendered at any time on or prior to the Expiration Time. Shares may also properly be withdrawn at any time after January 20, 2019, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for purchase the Shares validly tendered in the Offer. See Section 1 — “Terms of the Offer” and Section 4 — “Withdrawal Rights” of this Offer to Purchase.

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To properly withdraw Shares that you validly tendered, you must deliver a written notice of withdrawal with the required information to the Depositary at a time when you have the right to withdraw your Shares. If you tendered your Shares through your broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4 — “Withdrawal Rights” of this Offer to Purchase.

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Once we accept your tendered Shares on the Expiration Time, you will no longer be able to withdraw them. See Section 1 — “Terms of the Offer” and Section 4 — “Withdrawal Rights” of this Offer to Purchase.

Extension of the Offer

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Purchaser will extend the Offer for any period required by any applicable law or order, including any rule, regulation, interpretation or position of the SEC or its staff or the NASDAQ Capital Market (“NASDAQ”).

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Purchaser will, at the written request of Black Box, extend the Offer for one or more successive periods of up to ten business days per extension (or such longer period as Black Box approves) if, at the time the Offer is scheduled to expire, any of the conditions to the Offer other than the Minimum Condition or other conditions which by their nature are not to be first satisfied until the expiration of the Offer have not been satisfied or waived.

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Purchaser may extend the Offer for one period of not more than ten business days and thereafter will, at the written request of Black Box, extend the Offer for one or more successive periods of up to ten business days per extension (or such longer period as Black Box approves) if all of the conditions to the Offer other than the Minimum Condition or other conditions which by their nature are not to be first satisfied until the expiration of the Offer have been satisfied, except that Purchaser is not required to extend the Offer beyond February 8, 2019.

•	Without Black Box’s written consent, we may not extend the Offer beyond February 8, 2019.

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There can be no assurance that we will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period, all Shares validly tendered and not properly withdrawn will remain subject to the Offer, subject to any withdrawal rights. See Section 4 — “Withdrawal Rights” of this Offer to Purchase.

Dividends and Distributions

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Under the terms of the Merger Agreement, without Parent’s prior written consent, neither Black Box nor its subsidiaries is permitted to declare, set aside or pay any dividend or make any other distribution on any shares of its capital stock (except for dividends or other distributions to Black Box or any of its subsidiaries). See Section 14 — “Dividends and Distributions” of this Offer to Purchase.

Recent Black Box Trading Prices; Subsequent Trading

•	On November 9, 2018, the last full trading day prior to the execution of the Merger Agreement, the closing price of the Shares reported on NASDAQ was $0.87 per Share.

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The Offer Price of $1.08 per Share represents a premium of approximately 24% to the closing price of the Shares reported on NASDAQ on November 9, 2018, the last full trading day prior to the execution of the Merger Agreement.

•	On November 20, 2018, the latest practicable date prior to commencement of the Offer, the closing price of the Shares reported on NASDAQ was $1.06 per Share.

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Immediately following closing of the Merger, the Shares will no longer meet the requirements for continued listing on NASDAQ because the only stockholder will be BBX Intermediate. NASDAQ requires, among other things, that any listed shares of common stock have at least 300 total stockholders. Immediately following the consummation of the Merger, we intend to cause Black Box to delist the Shares from NASDAQ and deregister the Shares under the Securities Exchange Act of 1934, as amended.

•	We advise you to obtain a recent quotation for Shares in deciding whether to tender your Shares pursuant to the Offer. See Section 6 — “Price Range of Shares; Dividends” of this Offer to Purchase.

U.S. Federal Income Tax Treatment

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If you are a “United States Holder” (as defined in Section 5 — “Material United States Federal Income Tax Consequences of the Offer and the Merger” of this Offer to Purchase), your receipt of cash for Shares in the Offer or pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. You generally will recognize gain or loss in an amount equal to the difference between (a) the cash you receive in the Offer or the Merger and (b) your tax basis in the Shares you sell in the Offer or that are converted pursuant to the Merger. That gain or loss will be capital gain or loss if the Shares are capital assets in your hands, and will be long-term capital gain or loss if the Shares have been held for more than one year at the time of the exchange of your Shares for cash. You are urged to consult your own tax advisors as to the particular tax consequences of the Offer and the Merger to you, including the tax consequences under state, local, foreign and other tax laws. See Section 5 — “Material United States Federal Income Tax Consequences of the Offer and the Merger” of this Offer to Purchase.

Further Information

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For further information, you can call Okapi Partners LLC, the information agent for the Offer, toll-free at (877) 869-0171, or email at info@okapipartners.com. See the back cover of this Offer to Purchase for additional contact information.

To All Holders of Shares of Common Stock of Black Box:

INTRODUCTION

Host Merger Sub Inc., a Delaware corporation (“Purchaser”), a wholly owned subsidiary of BBX Inc., a Delaware corporation (“BBX Intermediate”), a wholly owned subsidiary of BBX Main Inc., a Delaware corporation (“Parent”), a wholly owned subsidiary of AGC Networks Pte Ltd., a private limited liability company organized and existing under the laws of Singapore (“AGC Networks,” and collectively with Purchaser, BBX Intermediate and Parent, the “Parent Entities”), is offering to purchase any and all issued and outstanding shares of common stock, $0.001 par value per share (the “Shares”), of Black Box Corporation, a Delaware corporation (“Black Box” or the “Company”), at a price of $1.08 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and subject to any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal,” and together with the Offer to Purchase, the “Offer”). The Offer is only for Shares and not for stock options, restricted stock units, or performance share awards.

If your Shares are registered in your name and you tender directly to the Depositary (as defined below), you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of your Shares by Purchaser. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should check with your broker, dealer, commercial bank, trust company or other nominee as to whether they charge any service fees or commissions. However, if you do not complete and sign the Internal Revenue Service (“IRS”) Form W-9 that is included in the Letter of Transmittal, or an IRS Form W-8BEN, IRS Form W-8BEN-E or other IRS Form W-8, as applicable, you may be subject to U.S. federal backup withholding at a rate of 24% of the gross proceeds payable to you. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS. See Section 5 — “Material United States Federal Income Tax Consequences of the Offer and the Merger” of this Offer to Purchase. Purchaser will pay all charges and expenses of American Stock Transfer & Trust Company, LLC (the “Depositary”) and Okapi Partners LLC (the “Information Agent”).

The consummation of the Offer is conditioned upon, among other things, (i) the Merger Agreement not having been terminated in accordance with its terms (ii) the Consent Agreement between Black Box and its lenders not having been terminated or failed to become effective and (iii) the satisfaction of (A) the Minimum Condition (as described in this Offer to Purchase), and (B) other customary conditions as described in Section 13 — “Conditions of the Offer” of this Offer to Purchase. There is no financing condition to the Offer.

The Minimum Condition requires that, immediately prior to the Expiration Time (as defined below), there be validly tendered and not properly withdrawn that number of Shares (not including any Shares tendered pursuant to guaranteed delivery procedures unless and until such Shares are actually received (as defined by Section 251(h)(6) of the General Corporation Law of the State of Delaware (the “DGCL”)) that, together with the Shares then owned by the Parent Entities, or any of their respective subsidiaries, would represent at least a majority of all of the Shares then outstanding. According to Black Box, as of November 5, 2018, there were (i) no shares of the Company’s Preferred Stock, par value $1.00 per share, issued and outstanding, (ii) 15,237,521 Shares issued and outstanding, (iii) 11,788,360 shares of common stock, $0.001 par value per share of Black Box (“Company Common Stock”) held in the treasury of Black Box, (iv) 3,121,615 shares of Company Common Stock reserved for issuance under the Black Box stock plans in respect of outstanding and future awards, (v) 2,696,340 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Options, (vi) 182,211 shares of Company Common Stock reserved for issuance under outstanding Company RSU

Awards and (vii) 243,064 shares of Company Common Stock reserved for issuance under outstanding Company Performance Share Awards (assuming target level of performance). As of the date of this Offer to Purchase, no Parent Entity owns any Shares or rights to acquire Shares. Accordingly, based on the number of Shares, stock options, restricted stock units, and performance share awards outstanding as of such date, and assuming that no stock options or restricted stock units or performance share awards outstanding are exercised or vest, as applicable, the Minimum Condition would be satisfied if at least 7,618,762 Shares are validly tendered pursuant to the Offer and not properly withdrawn. We occasionally refer to Shares irrevocably accepted for purchase pursuant to the Offer as the “Accepted Black Box Shares.”

The Offer is being made in accordance with the terms of the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of November 11, 2018, by and among Black Box, Parent, BBX Intermediate, AGC Networks and Purchaser. The Merger Agreement provides, among other things, that after the consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Black Box (the “Merger”) without a vote of the stockholders of Black Box in accordance with Section 251(h) of the DGCL, with Black Box continuing as the surviving corporation and a wholly owned subsidiary of BBX Intermediate (the “Surviving Corporation”). In the Merger, each Share outstanding (other than any Shares owned by Black Box, BBX Intermediate or Purchaser or by any direct or indirect wholly owned subsidiary of Black Box, BBX Intermediate, or Purchaser (the “Cancelled Black Box Shares”), the Accepted Black Box Shares, and Shares held by stockholders who have properly and validly perfected appraisal rights (the “Dissenting Shares”) in compliance in all respects with Section 262 of the DGCL (as defined below)) immediately prior to the effective time of the Merger (the “Effective Time”) will, as a result of the Merger, be converted automatically into the right to receive from Purchaser an amount in cash, without interest and subject to any applicable withholding taxes, equal to the Offer Price (the “Merger Consideration”), payable to the holder thereof upon surrender of the certificate formerly representing, or book-entry transfer of, such Share. As a result of the Merger, Black Box will cease to be a publicly traded company and will become a wholly owned subsidiary of BBX Intermediate. The Merger Agreement is more fully described in Section 11 — “Purpose of the Offer and Plans for Black Box; Merger Agreement and Other Agreements” of this Offer to Purchase. Section 5 — “Material United States Federal Income Tax Consequences of the Offer and the Merger” of this Offer to Purchase describes the principal U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger. We recommend that stockholders consult their own tax advisors regarding the tax consequences of the sale of Shares in the Offer and the Merger.

Pursuant to the Merger Agreement, from and after the Effective Time, until their respective death, resignation or removal or until their respective successors are duly elected or appointed in accordance with applicable law, the directors of the board of directors of the Surviving Corporation will consist of the members of the board of directors of Purchaser immediately prior to the Effective Time, and the officers of the Surviving Corporation will consist of the officers of Purchaser immediately prior to the Effective Time.

The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of the day on December 19, 2018, unless the Offer is extended. See Section 1 — “Terms of the Offer,” Section 13 — “Conditions of the Offer” and Section 15 — “Certain Legal Matters; Regulatory Approvals” of this Offer to Purchase.

The Black Box board of directors (the “Black Box Board”), at a meeting duly called and held, unanimously (i) determined that the Offer, the Merger and the other Transactions contemplated by the Merger Agreement (the “Transactions”) are fair to and in the best interests of Black Box and the stockholders of Black Box, (ii) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions upon the terms and conditions contained in the Merger Agreement, and (iii) resolved to recommend acceptance of the Offer by the stockholders of Black Box upon the terms and subject to the conditions set forth in the Merger Agreement.

For factors considered by the Black Box Board, see Black Box’s Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits and annexes attached thereto, the “Schedule 14D-9”) filed with the Securities and Exchange Commission (the “SEC”) and that will be furnished by Black Box to the stockholders in connection with the Offer. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth under the sub-heading “Past Contacts, Transactions, Negotiations and Agreements” and “The Solicitation or Recommendation.”

This Offer to Purchase does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies in connection with the Offer or the Merger. If the conditions to the Offer (including the Minimum Condition) are satisfied and Purchaser consummates the Offer, Purchaser will consummate the Merger without the vote of the stockholders of Black Box in accordance with Section 251(h) of the DGCL.

No appraisal rights are available in connection with the Offer. However, under the applicable provisions of the Merger Agreement and the DGCL, stockholders of Black Box will be entitled to appraisal rights under the DGCL in connection with the Merger if they do not tender Shares in the Offer, subject to and in accordance with the DGCL. Stockholders must properly and validly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights. See Section 16 — “Appraisal Rights” of this Offer to Purchase.

This Offer to Purchase, the related Letter of Transmittal and the Schedule 14D-9 contain important information and each such document should be read carefully and in its entirety before you make any decision with respect to the Offer.

THE TENDER OFFER

1. Terms of the Offer

Upon the terms and subject to the prior satisfaction of the Minimum Condition and the prior satisfaction or waiver of the other conditions to the Offer in Annex A of the Merger Agreement (the “Offer Conditions”) (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered in accordance with the procedures set forth in Section 3 — “Procedures for Tendering Shares” of this Offer to Purchase and not properly withdrawn on or prior to the Expiration Time in accordance with the procedures set forth in Section 4 — “Withdrawal Rights” of this Offer to Purchase. The term “Expiration Time” means 12:00 midnight, New York City time, at the end of the day on December 19, 2018, unless Purchaser has extended the Offer, in which event the term “Expiration Time” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire.

The Offer is conditioned upon the Consent Agreement between Black Box and its lenders not having been terminated or failed to become effective, and the satisfaction of the Minimum Condition and other customary conditions described in Section 13 — “Conditions of the Offer” of this Offer to Purchase. Purchaser may terminate the Offer without purchasing any Shares if certain events described in Section 13 occur.

We expressly reserve the right to waive any of the Offer Conditions, and to increase the Offer Price or to make any change in the terms of or conditions to the Offer; except that, without the prior written consent of Black Box, Purchaser may not (and BBX Intermediate, Parent and AGC Networks will not permit Purchaser to) (i) waive or modify the Minimum Condition or the conditions regarding regulatory restraints set forth in clause (1), or termination of the Merger Agreement as set forth in clause (5), of Annex A of the Merger Agreement, or (ii) make any change in the terms of or conditions to the Offer that (A) change the form of consideration to be paid in the Offer, (B) decrease the Offer Price or the number of Shares sought in the Offer, (C) extend the Offer or the Expiration Time, other than in accordance with the Merger Agreement, (D) impose conditions to the Offer other than those set forth in Annex A of the Merger Agreement, (E) modify the other conditions set forth in Annex A of the Merger Agreement, or (F) amend any other term or condition of the Offer in any manner that is adverse to the Black Box stockholders.

Any extension or amendment of the Offer, waiver of an Offer Condition, delay in acceptance for payment or payment, or termination of the Offer will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension of the Offer to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Offer in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and 14e-1(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Without limiting our obligation under such requirements or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to PR Newswire (or such other national media outlet or outlets as we deem prudent) and by making any appropriate filing with the SEC.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will be required to accept for payment and pay for any Shares validly tendered and not properly withdrawn. We may be required (or in some instances may have the right) under the Merger Agreement to extend the Offer (i) for the minimum period required by any applicable law, regulation, interpretation or position of the SEC or the NASDAQ Capital Market (“NASDAQ”) or their respective staffs, or (ii) at the written request of Black Box for one or more successive periods of up to ten business days per extension (or such longer period as Black Box approves) if, at the time the Offer is scheduled to expire, any of the conditions to the Offer (other than the Minimum Condition or any condition that by its nature is meant to be first satisfied at the Expiration Time) have not been satisfied or waived, or (iii) for one period of not more than ten business days and thereafter, at the written request of Black Box, for one or more successive periods of up to ten business days per extension (or such longer period as Black Box approves) if all the conditions to the Offer other than the Minimum Condition have been satisfied, except that Purchaser is not required to extend the Offer beyond February 8, 2019 (the “Termination Date”). There can be no assurance that we will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period, all Shares validly tendered and not properly withdrawn will remain subject to the Offer, subject to any withdrawal rights. See Section 4 — “Withdrawal Rights” of this Offer to Purchase.

If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional Offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1(d) under the Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of such changes. We understand that it is the SEC’s view that a tender offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage or securities sought, a minimum of ten business days is generally required to allow for adequate dissemination to stockholders and investor response.

If, on or prior to the Expiration Time, we increase the consideration being paid for Shares accepted for purchase in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were validly tendered before the announcement of the increase in consideration.

The Merger Agreement does not provide for, and it is not expected that there will be, a subsequent offering period for the Offer.

We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment or pay for any Shares if, on the Expiration Time, any of the Offer Conditions have not been satisfied or waived by us. See Section 13 — “Conditions of the Offer” of this Offer to Purchase. Under certain circumstances, we may terminate the Merger Agreement and the Offer. See Section 11 — “Purpose of the Offer and Plans for Black Box; Merger Agreement and Other Agreements — The Merger Agreement — Termination” of this Offer to Purchase.

As soon as practicable (and in any event within one business day) after the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will complete the Merger without a vote of the stockholders of Black Box in accordance with Section 251(h) of the DGCL.

Black Box has agreed to provide us with its list of stockholders and security position listings for the purpose of disseminating this Offer to Purchase, the related Letter of Transmittal and other related materials to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other related materials will be mailed to record holders of Shares whose names appear on the list of stockholders of Black Box and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on a list of stockholders or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

For purposes of this Offer to Purchase, “business day” means any day other than a Saturday, Sunday or a federal holiday determined under Rule 14d-1(g)(3) under the Exchange Act, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

2. Acceptance for Payment and Payment for Shares

Subject to the satisfaction or waiver of the Offer Conditions, we will accept for payment and pay for, promptly after the Expiration Time, all Shares validly tendered and not properly withdrawn on or prior to the Expiration Time.

Subject to compliance with Rule 14e-1(c) under the Exchange Act, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 15 — “Certain Legal Matters; Regulatory Approvals” of this Offer to Purchase.

In all cases, payment for any Shares validly tendered and not properly withdrawn and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares, an indication in the Letter of Transmittal of the tender of Direct Registration Book-Entry Shares (as defined in Section 3 below) or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares” of this Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer of Shares, an Agent’s Message (as defined in Section 3 below) in lieu of the Letter of Transmittal), and (iii) any other documents required by the Letter of Transmittal. See Section 3 — “Procedures for Tendering Shares” of this Offer to Purchase.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn on or prior to the Expiration Time as, if and when we give oral or written notice to the Depositary of our acceptance for purchase of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as Depositary for the tendering stockholders for purposes of receiving payments from us and transmitting such payments to the tendering stockholders. If we extend the Offer, are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment for Shares) for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights” of this Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

If any tendered Shares are not accepted for purchase pursuant to the Offer for any reason, or if certificates are submitted evidencing more Shares than are tendered, such Shares will be returned or credited to the appropriate account, as applicable. Such unpurchased Shares will be returned or credited (or new certificates representing the Shares not tendered will be sent) without expense to the tendering stockholder promptly following expiration or termination of the Offer. In the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares” of this Offer to Purchase, such Shares will be credited to an account maintained by DTC.

3. Procedures for Tendering Shares

Valid Tender of Shares. Except as set forth below, in order for you to validly tender your Shares pursuant to the Offer, (a) a Letter of Transmittal, properly completed and duly executed in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer of Shares, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Time and either (i) certificates representing Shares tendered must be delivered to the Depositary, (ii) the Letter of Transmittal must indicate the tender of Direct Registration Book-Entry Shares (as defined below) or (iii) tendered Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, on or prior to the Expiration Time, or (b) you must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant. An Agent’s Message also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.

Direct Registration Account. If you hold your Shares in a direct registration account maintained by Black Box’s transfer agent (such shares, “Direct Registration Book-Entry Shares”), in order to validly tender your Direct Registration Book-Entry Shares pursuant to the Offer, you must deliver the Letter of Transmittal, properly completed and duly executed in accordance with the instructions of the Letter of Transmittal, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Time, or you must comply with the guaranteed delivery procedures set forth below.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within one business day after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary. Although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal, properly completed and duly executed in accordance with the instructions of the Letter of Transmittal, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other documents required by the Letter of Transmittal, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (which term includes most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by The Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program, or any other “eligible guarantor institution” as defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates representing Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Shares are forwarded separately to the Depositary, a Letter of Transmittal, properly completed and duly executed in accordance with the instructions of the Letter of Transmittal, must accompany each delivery of certificates.

Guaranteed Delivery. If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot deliver your certificates and all other required documents to the Depositary on or prior to the Expiration Time, or you cannot complete the book-entry transfer procedures on or prior to the Expiration Time, you may tender your Shares by satisfying all of the requirements set forth below:

•	a properly completed and duly executed Notice of Guaranteed Delivery, in the form provided by Purchaser, is received by the Depositary (as provided below) on or prior to the Expiration Time; and

•

the certificates representing all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation or indication in the Letter of Transmittal of the tender of Direct Registration Book-Entry Shares with respect to all such Shares), together with a Letter of Transmittal, properly completed and duly executed in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal, are received by the Depositary within two trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which NASDAQ is open for business.

The Notice of Guaranteed Delivery may be delivered by hand or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery. For purposes of the Merger Agreement and the Offer including for purposes of determining whether the Minimum Condition has been satisfied, unless otherwise mutually agreed to by Black Box and Purchaser, any Shares subject to Notices of Guaranteed Delivery will be deemed not to be validly tendered into the Offer unless and until the Shares underlying such Notices of Guaranteed Delivery are actually received (as defined by Section 251(h)(6)(f) of the DGCL).

The method of delivery of Shares, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other required documents, including delivery through DTC, is at the election and sole risk of the tendering stockholder. Delivery of all such documents will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If such delivery is by mail, we recommend that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

Other Requirements. Notwithstanding any provision hereof, Purchaser will pay for Shares pursuant to the Offer only after timely receipt by the Depositary of (a) certificates evidencing (or a timely Book-Entry Confirmation with respect to) such Shares (including those tendered pursuant to the guaranteed delivery procedures set forth above), (b) a Letter of Transmittal (or a manually signed photocopy thereof), properly completed and duly executed in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. In addition, if the Shares to be tendered are Direct Registration Book-Entry Shares, the Letter of Transmittal must indicate that such Shares are Direct Registration Book-Entry Shares. Accordingly, tendering stockholders may be paid at different times depending upon when certificates evidencing Shares, Letters of Transmittal or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Binding Agreement. The acceptance for payment by Purchaser of Shares tendered pursuant to one of the procedures set forth above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer through DTC, by delivering an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints designees of Purchaser as such stockholder’s attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such dividends, distributions, rights, Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney, proxies or consents may be given (and, if given, will not be deemed effective). Purchaser’s designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of Black Box, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s payment for such Shares, Purchaser must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of the stockholders of Black Box or executing a written consent concerning any matter. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares as provided herein, for any meeting of the stockholders of Black Box.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding on all parties, subject to the right of any such party to dispute such determination in a court of competent jurisdiction. Purchaser reserves the absolute right to reject any and all tenders of Shares determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of the Parent Entities, the Depositary, the Information Agent or any of their respective affiliates or assigns or any other person will be under any duty to give notification of any defects or irregularities in tenders of Shares or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding on all parties, subject to the right of any such party to dispute such interpretation in a court of competent jurisdiction.

4. Withdrawal Rights

Shares validly tendered pursuant to the Offer may be properly withdrawn at any time on or prior to the Expiration Time, and, unless previously accepted for payment by Purchaser pursuant to the Offer, may also be properly withdrawn at any time after January 20, 2019, which is the 60th day after the date of the commencement of the Offer.

For a withdrawal of Shares to be effective, a written notice of withdrawal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Time. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as discussed above), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — “Procedures for Tendering Shares” of this Offer to Purchase, any notice of withdrawal must specify the name and number of the account to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following one of the procedures for tendering Shares described in Section 3 — “Procedures for Tendering Shares” at this Offer to Purchase at any time on or prior to the Expiration Time.

We will determine, in our sole discretion, all questions as to the form, validity and eligibility (including time of receipt) of any notice of withdrawal and our determination will be final and binding on all parties, subject to the right of any such party to dispute such determination in a court of competent jurisdiction. None of the Parent Entities, the Depositary, the Information Agent or any of their respective affiliates or assigns or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

5. Material United States Federal Income Tax Consequences of the Offer and the Merger

The following is a summary of the material U.S. federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Department of Treasury (“Treasury”) regulations and administrative and judicial interpretations thereunder, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary is not a comprehensive description of all U.S. federal income tax consequences that may be relevant to the Offer and the Merger. The U.S. federal income tax consequences set forth below are based on current law. Because individual circumstances may differ, each holder should consult such holder’s own tax advisor to determine the applicability of the rules discussed below to such holder and the particular tax effects of the Offer and the Merger to such holder, including the application and effect of U.S. federal estate and gift, state, local and other tax laws.

The discussion applies only to holders that hold their Shares as capital assets, and may not apply to Shares received pursuant to the exercise of stock options, vesting of other equity awards or otherwise as compensation, Shares held as part of a “straddle,” “hedge,” “conversion transaction,” constructive sale or other integrated transaction, holders that purchase or sell Shares as part of a wash sale for tax purposes, holders in special tax situations (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, financial institutions, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt organizations, U.S. expatriates, “controlled foreign corporations” or “passive foreign investment companies”), Shares held by a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes), or United States Holders (as defined below) whose functional currency is not the U.S. dollar. This discussion does not address any aspect of the alternative minimum tax, the Medicare tax on net investment income, the U.S. federal gift or estate tax, or state, local or foreign taxation. This discussion also does not address the tax consequences to holders of Shares who exercise appraisal rights under the DGCL.

If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner, the tax activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships that hold Shares and partners in such partnerships should consult their tax advisors with regard to the U.S. federal, state, local and other tax consequences of tendering or exchanging Shares pursuant to the Offer or the Merger.

United States Holders. For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes:

a citizen or individual resident of the United States of America;

a corporation (or any other entity treated as a corporation for these purposes) created or organized in or under the laws of the United States of America, any state thereof or the District of Columbia;

an estate whose income is subject to U.S. federal income taxation regardless of its source; or

a trust if (i) a court within the United States of America is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received by such United States Holder in the Offer or the Merger and (ii) the United States Holder’s tax basis in such Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted into the right to receive cash in the Merger. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, on the date of sale (or, if applicable, the date of the Merger), such Shares have been held for more than one year. Long-term capital gains recognized by an individual generally will be taxed at preferential rates. Capital losses are subject to limits on deductibility.

Non-United States Holders. For purposes of this discussion, the term “Non-United States Holder” means a beneficial owner of Shares that is neither a United States Holder nor a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes). In general, a Non-United States Holder will not be subject to U.S. federal income tax on gain recognized on Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger unless:

•

the gain is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States of America (and, if required by an applicable income tax treaty, is attributable to the Non-United States Holder’s permanent establishment in the United States of America), in which event (i) the Non-United States Holder will be subject to U.S. federal income tax in the same manner as if it were a United States Holder (but such Non-United States Holder should provide an IRS Form W-8ECI instead of an IRS Form W-8BEN or IRS Form W-8BEN-E), and (ii) if the Non-United States Holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty);

•

the Non-United States Holder is an individual present in the United States of America for 183 or more days during the taxable year of the sale and certain other conditions exist, in which event the Non-United States Holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of Shares, net (together with other such gains) of applicable U.S. source losses from sales or exchanges of other capital assets recognized during the year; or

•	Black Box is or has been a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes (which Black Box believes it is not and has not been) and the Non-United

States Holder held more than 5% of the Shares, directly or indirectly, at any time during the shorter of (i) the five-year period ending on the date of sale (or, if applicable, the date of the Merger) and (ii) the period during which the Non-United States Holder held such Shares, and such holder is not eligible for any treaty exemption. Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests, as defined in the Internal Revenue Code of 1986 (the “Code”) and applicable Treasury regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business.

Information Reporting and Backup Withholding. Payments made to a noncorporate United States Holder in connection with the Offer or the Merger generally will be subject to information reporting and may be subject to “backup withholding.” Backup withholding generally applies if a United States Holder (i) fails to provide an accurate taxpayer identification number or (ii) in certain circumstances, fails to comply with applicable certification requirements. A Non-United States Holder generally will be exempt from information reporting and backup withholding if it certifies on an applicable IRS Form W-8 that it is not a United States person, or otherwise establishes an exemption in a manner satisfactory to the Depositary.

Backup withholding is not an additional tax and may be refunded by the IRS to the extent it results in an overpayment of tax, provided the required information is timely furnished in the appropriate manner to the IRS. Certain persons generally are entitled to exemption from information reporting and backup withholding, including corporations. Certain penalties apply for failure to provide correct information and for failure to include reportable payments in income. Each holder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering United States Holders may be able to prevent backup withholding by completing the IRS Form W-9 that is included in the Letter of Transmittal or, in the case of Non-United States Holders, an IRS Form W-8BEN, IRS Form W-8BEN-E or other IRS Form W-8, as applicable.

FATCA Withholding. Sections 1471 to 1474 of the Code (such sections, and the Treasury regulations and administrative guidance issued thereunder, commonly referred to as “FATCA”) impose a 30% United States withholding tax on certain “withholdable payments” made to a “foreign financial institution” or a “nonfinancial foreign entity.” “Withholdable payments” include payments of the gross proceeds from a disposition of certain property (such as Shares), if such disposition occurs after December 31, 2018. In general, if a Non-United States Holder is a “foreign financial institution,” the 30% withholding tax will apply to withholdable payments made to it, including Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger, in each case after December 31, 2018, unless it enters into an agreement with the United States Department of Treasury to collect and provide substantial information regarding its United States account holders, including certain account holders that are foreign entities with United States owners, and to withhold 30% on certain “passthru payments.” If it is a “non-financial foreign entity,” FATCA also generally will impose a withholding tax of 30% on withholdable payments made to it unless it provides the withholding agent with a certification that it does not have any “substantial United States owners” or a certification identifying its direct and indirect substantial United States owners. Intergovernmental agreements between the United States and a Non-United States Holder’s resident country may modify the foregoing requirements.

Non-United States Holders should consult their own tax advisors regarding the impact of FATCA to them as a result of their Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES TO HOLDERS OF SHARES WITH RESPECT TO THE DISPOSITION OF SHARES PURSUANT TO THE OFFER OR THE MERGER. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

6. Price Range of Shares; Dividends

According to Black Box’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018 (the “Form 10-K”), the Shares are traded on NASDAQ under the symbol “BBOX.” The following table sets forth, for the periods indicated, the high and low prices per Share on NASDAQ as reported in the Form 10-K with respect to periods through March 31, 2018 and as reported by published financial sources for periods starting April 1, 2018.

Fiscal Year ended March 31,	High	Low
2017:
First Quarter	$15.24	$11.81
Second Quarter	$15.51	$12.35
Third Quarter	$17.05	$11.10
Fourth Quarter	$15.80	$8.25
2018:
First Quarter	$10.78	$7.55
Second Quarter	$8.60	$2.85
Third Quarter	$4.15	$2.90
Fourth Quarter	$4.05	$1.05
2019:
First Quarter	$2.90	$1.80
Second Quarter	$2.63	$0.75
Third Quarter (through November 16, 2018)	$1.23	$0.82

On November 9, 2018, the last full trading day prior to the execution of the Merger Agreement, the closing price of the Shares reported on NASDAQ was $0.87 per Share. On November 20, 2018, the latest practicable date prior to the commencement of the Offer, the closing price of the Shares reported on NASDAQ was $1.06 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

According to the Form 10-K, Black Box declared cash dividends of $0.12 per share of common stock during its 2018 fiscal year, which were paid on July 14, 2017. Black Box’s existing credit agreement no longer permits Black Box to pay dividends. This restriction is in effect until May 9, 2021, the termination date of Black Box’s second amended credit agreement. Under the terms of the Merger Agreement, without Parent’s prior written consent, neither Black Box nor its subsidiaries is permitted to declare, set aside or pay any dividend or make any other distribution on any shares of its capital stock (except for dividends or other distributions to Black Box or any of its subsidiaries). See Section 14 — “Dividends and Distributions” of this Offer to Purchase.

7. Possible Effects of the Offer; NASDAQ Listing; Exchange Act Registration

Market for the Shares. If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger as soon as practicable (and in any event within one business day) following consummation of the Offer.

Stock Quotation. The Shares are currently listed on NASDAQ. Immediately following closing of the Merger (the “Closing”), the Shares may no longer meet the requirements for continued listing on NASDAQ. According to the published NASDAQ guidelines, NASDAQ would consider delisting the Shares if, among other things, the total number of holders of Shares falls below 300 or the number of publicly held Shares (as determined pursuant to NASDAQ rules) falls below 500,000. Immediately following the consummation of the Merger, we intend to cause the Surviving Corporation to delist the Shares from NASDAQ.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Black Box to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Black Box to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Black Box, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Black Box and persons holding “restricted securities” of Black Box to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. We intend to cause Black Box to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met. If the registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

8. Certain Information Concerning Black Box

The following description of Black Box and its business has been taken from the Form 10-K and is qualified in its entirety by reference to the Form 10-K.

Black Box is a Delaware corporation incorporated on June 8, 1987. Black Box’s common stock trades on NASDAQ under the symbol “BBOX.” Black Box’s principal executive offices are located at 1000 Park Drive, Lawrence, Pennsylvania 15055. Black Box’s telephone number at such principal executive offices is (724) 746-5500.

Black Box is a leading digital solutions provider dedicated to helping customers design, build, manage, and secure their IT infrastructure. Offerings under Black Box’s services platform include unified communications, data infrastructure and managed services. Offerings under Black Box’s products platform include IT infrastructure, specialty networking, multimedia and keyboard/video/mouse switching.

Available Information. Black Box is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Black Box’s business, capital structure, operating results, financial condition, directors and officers (including their remuneration and stock options and restricted stock units granted to them), the principal holders of Black Box’s securities, any material interests of such persons in transactions with Black Box, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Black Box stockholders and filed with the SEC. Black Box’s filings with the SEC are available to the public from commercial document retrieval services at and at the SEC’s website at http://www.sec.gov. Black Box also maintains a website at http://www.blackbox.com. The information contained in, accessible from or connected to Black Box’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Black Box’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

Sources of Information. Except as otherwise set forth herein, the information concerning Black Box contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, including the Form 10-K, and other public sources. The information concerning Black Box taken or derived from such documents and records is qualified in its entirety by reference to Black Box’s public filings with the SEC (which may be obtained and inspected as described above) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. Although we have no knowledge that any such information contains any material misstatements or omissions, none of Parent, BBX Intermediate, Purchaser, AGC Networks, the Information Agent, the Depositary or any of their respective affiliates or assigns assumes responsibility for the accuracy or completeness of the information concerning Black Box contained in such documents and records or for any failure by Black Box to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9. Certain Information Concerning Parent, BBX Intermediate, Purchaser, AGC Networks

Purchaser. Purchaser is a Delaware corporation formed on August 3, 2018 solely for the purpose of effecting the Offer and the Merger and has conducted no business activities other than those incident to its formation and to the Offer and the Merger. Purchaser has no assets or liabilities other than contractual rights and obligations related to the Merger Agreement. Upon the consummation of the Merger, Purchaser’s separate corporate existence will cease and Black Box will continue as the Surviving Corporation. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Transactions. Purchaser is a wholly owned subsidiary of BBX Intermediate. Purchaser’s principal executive offices are located at 222 West Las Colinas Blvd., Suite 200 North, Irving, Texas 75252. Purchaser’s telephone number at such principal executive offices is (888) 960-3792.

BBX Intermediate. BBX Intermediate is a Delaware corporation formed on August 3, 2018 solely for the purpose of effecting the Offer and the Merger and has conducted no business activities other than those incident to its formation and to the Offer and the Merger. BBX Intermediate has no assets or liabilities other than contractual rights and obligations related to the Merger Agreement and ownership of Purchaser. It is not anticipated that Purchaser will have any assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the Transactions. BBX Intermediate is a wholly owned subsidiary of Parent. Purchaser’s principal executive offices are located at 222 West Las Colinas Blvd., Suite 200 North, Irving, Texas 75252. BBX Intermediate’s telephone number at such principal executive offices is (888) 960-3792.

Parent. Parent is a Delaware corporation formed on September 7, 2018 solely for the purpose of effecting the Offer and the Merger and has conducted no business activities other than those incident to its formation and to the Offer and the Merger. Parent has no assets or liabilities other than contractual rights and obligations related to the Merger Agreement and ownership of Purchaser and BBX Intermediate. Parent’s principal executive offices are located at 222 West Las Colinas Blvd., Suite 200 North, Irving, Texas 75252. Parent’s telephone number at such principal executive offices is (888) 960-3792. Parent is a wholly owned subsidiary of AGC Networks.

AGC Networks. AGC Networks is a global solution integrator representing the world’s best brands in Unified Communications, Network Infrastructure & Data Center, Cyber Security (CYBER-i) and Digital Transformation & Applications to evolve the customer’s digital landscape. AGC Networks is a leader in Enterprise Communications in India and has a significant presence in the Middle East, Africa, North America, Australia, New Zealand, Singapore, Philippines and the United Kingdom serving over 3000 customers. AGC Networks a private limited liability company organized and existing under the laws of Singapore, with its principal executive offices located at 50 Raffles Place, #32-01, Singapore Land Tower, Singapore, 048623. AGC Network’s telephone number at such principal executive offices is +65 663 128 78. AGC Networks is a wholly owned subsidiary of Essar AGC Networks Limited, an Indian entity.

Additional Information. The name, business address, citizenship, current principal occupation or employment and material occupations, positions, offices or employment during the past five years of each director and executive officer of Parent, BBX Intermediate, Purchaser and AGC Networks, are set forth in Schedule A to this Offer to Purchase.

None of Parent, BBX Intermediate, Purchaser, or AGC Networks or, to the knowledge of Parent, BBX Intermediate, Purchaser or AGC Networks after reasonable inquiry, any of the persons listed in Schedule A to this Offer to Purchase, has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

Except as provided in the Merger Agreement or otherwise described in this Offer to Purchase: (i) none of Parent, BBX Intermediate, Purchaser, or AGC Networks or, to the knowledge of Parent, BBX Intermediate,

Purchaser, or AGC Networks after reasonable inquiry, any of the persons listed in Schedule A to this Offer to Purchase or any associate or majority-owned subsidiary of Parent, BBX Intermediate, Purchaser, AGC Networks or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Black Box; (ii) none of Parent, BBX Intermediate, Purchaser, or AGC Networks or, to the knowledge of Parent, BBX Intermediate, Purchaser or AGC Networks after reasonable inquiry, any of the persons referred to in clause (i) above or any of their executive officers, directors, affiliates or subsidiaries has effected any transaction in Shares or any other equity securities of Black Box during the past 60 days; (iii) none of Parent, BBX Intermediate, Purchaser, or AGC Networks, their subsidiaries or, to the knowledge of Parent, BBX Intermediate, Purchaser or AGC Networks after reasonable inquiry, any of the persons listed in Schedule A to this Offer to Purchase, has any contract, arrangement, or understanding with any other person with respect to any securities of Black Box (including, but not limited to, any contract, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations); (iv) in the past two years there have been no transactions that would require reporting under the rules and regulations of the SEC between any of Parent, BBX Intermediate, Purchaser, AGC Networks or their subsidiaries or, to the knowledge of Parent, BBX Intermediate, Purchaser or AGC Networks after reasonable inquiry, any of the persons listed in Schedule A to this Offer to Purchase, on the one hand, and Black Box or any of its executive officers, directors or affiliates, on the other hand; and (v) in the past two years, there have been no negotiations, transactions or material contacts between any of Parent, BBX Intermediate, Purchaser, AGC Networks, their subsidiaries or, to the knowledge of Parent, BBX Intermediate, Purchaser, or AGC Networks after reasonable inquiry, any of the persons listed in Schedule A to this Offer to Purchase, on the one hand, and Black Box or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of Black Box securities, an election of Black Box directors or a sale or other transfer of a material amount of assets of Black Box.

We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (i) the Offer is being made for all issued and outstanding Shares solely for cash, (ii) the Offer is not subject to any financing condition, and (iii) if we consummate the Offer, we will acquire all remaining Shares for the same cash price pursuant to the Merger.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, AGC Networks, Parent, BBX Intermediate and Purchaser filed with the SEC the Schedule TO, including all exhibits thereto. The Schedule TO, including all exhibits thereto, and all filings made in connection with the Offer and the Merger, are available to the public from commercial document retrieval services at and at the SEC’s website. The address of that website is http://www.sec.gov. The website address referred to in this paragraph is an inactive text reference and is not intended to be an actual link to the website.

10. Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements

Background of the Offer

The following is a description of material contacts between representatives of the Parent Entities or their respective related parties with representatives of Black Box that resulted in the execution of the Merger Agreement. Unless the context otherwise requires, references in the “—Background of the Offer” to AGC refer collectively to AGC Networks and its parent company AGC Networks Ltd. For a review of Black Box’s additional activities, please refer to the Schedule 14D-9 that will be filed by Black Box with the SEC and mailed to Black Box’s stockholders.

AGC’s board of directors and executive management regularly evaluates various strategies to improve AGC’s competitive position and enhance value for its stockholders. These opportunities include acquisitions of other companies or assets.

On February 6, 2018, Black Box publicly disclosed that it did not expect to generate sufficient adjusted earnings before interest, taxes, depreciation and amortization during the fourth quarter of fiscal 2018 or in fiscal quarters thereafter in order to avoid a breach of Black Box’s amended credit agreement and had retained Raymond James & Associates to assist Black Box with exploring its options.

On February 15, 2018, Sanjeev Verma, AGC’s Chief Executive Officer and Executive Director proposed to Joel Trammell, Black Box’s Chief Executive Officer that the two should meet the following day.

On February 16, 2018, Mr. Verma and Mr. Trammell held a lunch meeting in Austin, Texas. At the meeting, Mr. Verma indicated that AGC’s equity investors, affiliates of ETL, intended to deploy additional capital into the IT services sector, and that AGC was interested in a potential strategic transaction with the Company. Mr. Verma did not make a specific proposal to acquire the Company at the meeting. Mr. Trammell indicated to Mr. Verma that, as previously disclosed in the Form 10-Q filed on February 6, 2018, the Company had retained Raymond James to explore its strategic options. Mr. Trammell also indicated that, while the Company had not determined which strategic path it would pursue, Raymond James would contact Mr. Verma at the appropriate time in the future.

On April 16, 2018, Black Box and AGC executed a non-disclosure agreement, which included a standstill provision that prohibited AGC from making any proposal regarding a possible acquisition of Black Box, other than in response to an invitation by Black Box’s board. Also on that date, Raymond James forwarded to AGC an initial process letter with instructions on submitting a formal bid to acquire Black Box. Raymond James subsequently provided AGC with a confidential information memorandum regarding Black Box.

On May 10, 2018, AGC provided to Black Box a non-binding indication of interest, based solely upon publicly available information [and the confidential information memorandum], to acquire one hundred percent of Black Box’s outstanding common stock at a per share price of $2.40 per share, subject to the satisfactory completion of due diligence and without any financing condition.

On approximately May 16, 2018, representatives of Raymond James contacted AGC, inviting AGC to the next stage of the process and indicating that the Company intended to separately and concurrently divest its federal government services business (the “Federal Business”).

On May 22, 2018, AGC was provided access to an electronic data room containing confidential financial and organizational information regarding Black Box. From this date through November 11, 2018, AGC and its advisors conducted due diligence on Black Box and its business.

On May 24, 2018, and on May 25, 2018, Company management and representatives of Raymond James conducted management presentations in Dallas, Texas with AGC and SunTrust Robinson Humphrey (“SunTrust”), financial advisor to AGC.

On June 5, 2018, Raymond James provided AGC with an updated process letter, which requested submission of an updated proposal to acquire the Black Box, assuming the prior sale by Black Box of the Federal Business.

On June 8, 2018, Raymond James provided AGC with a draft of the Merger Agreement, in a form prepared by Jones Day, counsel to Black Box, providing for, among other things, a termination fee equal to 3% of Black Box’s equity value in the event that the agreement were to be terminated in order for Black Box to accept an unsolicited superior proposal.

Between June 16, 2018 and June 25, 2018, representatives of Raymond James held various telephone calls with AGC to discuss AGC’s due diligence review of the Company and details concerning the pending final bid deadline.

On June 25, 2018, AGC provided to Black Box an updated, non-binding indication of interest to acquire Black Box based on an enterprise value of $93.6 million and requesting the right to negotiate exclusively with Black Box regarding a potential transaction for a period of thirty days. AGC’s proposal assumed the prior receipt by Black Box of $80.0 million in net proceeds from the sale of the Federal Business and net debt of $50 million after giving effect to the Federal Business sale. AGC proposed financing the transaction with a combination of equity provided by AGC and ETL, or an affiliate of ETL, (collectively, “Essar”) equity and third party debt capital, but noted its proposal was not subject to a “reverse break up fee” or other financing contingency and Essar was prepared to finance the entire transaction with equity if it elected not to obtain third party debt. Also on this date AGC provided a comprehensive markup of the draft Merger Agreement previously provided on behalf of Black Box, including a termination fee of $3.0 million in the event Black Box were to accept an unsolicited superior proposal.

On July 3, 2018, at the request of the Company, representatives of Raymond James called representatives of SunTrust to indicate that the Company viewed AGC’s proposal favorably, but encouraged AGC to submit a further proposal increasing the proposed valuation of the Company. In the call, the representatives of Raymond James also indicated that the Company was not willing to grant exclusivity to AGC or any other party. In response, SunTrust notified Raymond James that AGC would be unwilling to pursue a transaction further unless Black Box agreed to reimburse AGC’s expenses in connection with pursuing a transaction.

On July 6, 2018, representatives of SunTrust provided to Raymond James an updated indication of interest to acquire the Company based on an increased enterprise value of $103.5 million, including net debt of $55 million, after giving effect to $75 million in net proceeds as a result of the sale of the Federal Business, equivalent to an estimated $3.05 per share. AGC no longer sought a right to negotiate exclusively with the Company in the updated indication of interest, but AGC proposed that the Company reimburse up to $2.4 million of AGC’s expenses associated with the pursuit of a transaction in certain circumstances. The indication of interest also clarified AGC’s intention to sign a definitive agreement only after, or concurrently with, the Company’s execution of a definitive agreement with a third party in respect of the Federal Business. The other terms of AGC’s updated offer were substantially the same as the indication of interest provided by AGC on June 25, 2018, including the fact that AGC’s updated offer was fully financed by Essar.

Beginning on July 9, 2018, and continuing through the execution of the Merger Agreement, AGC and its professional advisors conducted a due diligence review of the Company.

On July 11, 2018, representatives of Jones Day and of Raymond James met telephonically with representatives of SunTrust and of Alston & Bird LLP, legal counsel to AGC (“Alston & Bird”), to discuss AGC’s request for expense reimbursement as well as timing considerations related to the Company’s concurrent sale of the Federal Business.

On July 14, 2018, the Company and AGC entered into the Expense Reimbursement Agreement, pursuant to which the Company would be required to reimburse up to $1.5 million of AGC’s expenses in the event that the Company entered into an alternative sale transaction, provided that AGC had not previously terminated negotiations with the Company and that AGC had continued to pursue a transaction on terms at least as favorable to the Company’s stockholders as those proposed in AGC’s indication of interest submitted to the Company on July 6, 2018.

On July 16, 2018, representatives of Raymond James met telephonically with AGC and SunTrust to discuss the Company’s financial and cash flow projections.

On July 18, 2018, Company management and representatives of Raymond James met telephonically with AGC and its financial and accounting advisors to discuss financial due diligence.

On July 19, 2018, representatives of Raymond James met with representatives of AGC and SunTrust at SunTrust’s offices to discuss financial and cash flow diligence questions.

On July 20, 2018 Jones Day provided a revised draft of Merger Agreement, providing for, among other things, a termination fee equal to 3% of Black Box’s equity value. Jones Day also requested that AGC provide certain information regarding its financial ability to complete the transaction and noted that if AGC did not have sufficient financial resources to complete the transaction, then Black Box would require that a creditworthy entity guarantee AGC’s obligations under the Merger Agreement.

On July 23, 2018, representatives of Jones Day and representatives of Alston & Bird met telephonically to further negotiate certain aspects of the Merger Agreement.

On July 26, 2018, Alston & Bird provided a revised draft of a Merger Agreement, providing for providing for, among other things, a termination fee equal to $2.5 million of Black Box’s equity value in the event that the agreement were to be terminated in order for Black Box to accept an unsolicited superior proposal.

On July 27, 2018, at Black Box’s request, SunTrust provided an updated, non-binding indication of interest to acquire one hundred percent of Black Box’s outstanding common stock based on an assumed enterprise value of $112.1 million after giving effect to the the Federal Business sale, which would equate to a per share price of between $1.62 and $1.80, based on a number of assumptions and representing an increased enterprised value from AGC’s July 6 offer.

On August 1, 2018, representatives of Raymond James met telephonically with AGC and SunTrust to discuss business and financial diligence.

On August 3, 2018, representatives of Raymond James met with representatives of SunTrust to discuss financial projections of the Company.

On August 10, 2018 Jones Day provided a revised draft of Merger Agreement, providing for, among other things, a termination fee equal to 3% of Black Box’s equity value in the event that the agreement were to be terminated in order for Black Box to accept an unsolicited superior proposal and requesting that AGC’s majority stockholder guarantee all of AGC’s obligations under the Merger Agreement.

On August 15, 2018, Alston & Bird, provided a revised draft of Merger Agreement to Jones Day, deleting the guarantee from AGC’s majority stockholder.

On August 16, 2018, SunTrust provided AGC’s updated indication of interest to acquire the Company at a per Share price between $1.72 and $1.80, based on a midpoint enterprise value of $113.5 million, net debt of $83.5 million, and net proceeds from the sale of the Federal Business of $68.7 million.

Also on August 16, 2018, representatives of Raymond James met telephonically with representatives of SunTrust to discuss, among other things, the matters that would need to be concluded prior to execution of the Merger Agreement between the Company and AGC. During this call, SunTrust indicated to Raymond James that asset field audits would be required in order for AGC to obtain committed debt financing, indicating that AGC intended to finance the transaction with asset-backed debt underwritten by reference to the assets of the Company.

On August 17, 2018, Black Box executed a definitive agreement providing for the sale of the Federal Business and providing for net proceeds to Black Box of approximately $61.0 million, after deducting transaction expenses and subject to certain adjustments. That transaction was subsequently completed on August 27, 2018.

On August 20, 2018, Company management and representatives of Raymond James met telephonically with representatives of AGC and SunTrust to discuss various due diligence and finance-related matters.

On August 21, 2018, Alston & Bird delivered an acquisition structure chart to Jones Day, which structure chart indicated that AGC had revised the financing construct for the transaction and that an unrelated Asia-based private equity sponsor would be the majority equity owner of the Company.

On August 22, 2018, representatives of Raymond James and Jones Day met telephonically with representatives of Alston & Bird and SunTrust to further discuss transaction structure. During the call, representatives of Alston & Bird indicated that AGC was proposing that the transaction would be structured with committed asset-backed debt, and with committed equity from the unrelated Asia-based private equity sponsor. Subsequently, Alston & Bird delivered a more detailed acquisition structure chart to Jones Day, which structure chart indicated that the combined equity commitment of AGC and the unrelated sponsor would be $24 million, with an additional $100 million in debt to be provided by a third party lender.

On August 24, 2018, representatives of Raymond James and of Jones Day met telephonically with representatives of Alston & Bird and of SunTrust to further discuss transaction structure. During the call, AGC’s advisors stated that AGC would no longer pursue the equity investment from the unrelated Asia-based private equity sponsor.

Later on August 24, 2018, Alston & Bird provided Jones Day with an updated draft of the Merger Agreement. The draft contained provisions customary for acquisitions using third party debt financing, including a “reverse termination fee” in the event that the debt financing was not ultimately available and other provisions limiting AGC’s liability in such circumstances. The draft also contained provisions pertaining to committed equity financing, preliminarily indicating that such financing would be provided by a controlling affiliate of ETL.

On August 28, 2018, Company management, representatives of Raymond James and the Company’s cash flow advisor met telephonically with representatives of SunTrust to discuss the Company’s 13 week cash flow forecast.

On August 28, 2018, SunTrust provided an analysis to Raymond James illustrating that because of changes in Black Box’s net debt at closing as projected by its advisors, increased transaction expenses, expected timing for closing and reduced proceeds from the the Federal Business sale, the enterprise value previously proposed by AGC would equate to a per share price of $1.45 per share, assuming a closing in late October 2018.

On September 4, 2018, Alston & Bird delivered to Jones Day an initial draft of the Debt Commitment Letter.

Also on September 4, 2018, Mr. Trammell and Mr. Verma met telephonically, during which meeting Mr. Verma reiterated AGC’s interest in acquiring the Company. During the call, Mr. Verma also indicated to Mr. Trammell that AGC may have difficulty consummating an acquisition of the Company unless the Company’s Lenders agreed to accept substantially less than par in to discharge the Company’s indebtedness under Black Box’s existing credit agreement

On September 5, 2018, Alston & Bird indicated to Jones Day that, the equity financing for the transaction or a the limited guarantee of AGC’s obligations under the Merger Agreement would be provided by ETL rather than ETL’s controlling affiliate. Also on September 5, 2018, representatives of Raymond James and of Jones Day met telephonically with representatives of SunTrust and of Alston & Bird to discuss transaction structure and the draft Debt Commitment Letter.

Later on September 6, 2018, Jones Day provided an issues list setting forth the Company’s proposed resolution of the remaining material issues in the Merger Agreement (including the new material issues presented by the revised transaction structure). Among other things, the Company’s positions included accepting AGC’s previously proposed $2.5 million termination fee relating to superior proposals, accepting AGC’s previously proposed $1 million termination fee relating to the failure to achieve the Minimum Condition, and requiring an “equity cure” mechanism that would require ETL to fund additional equity to cure any shortfall in the borrowing base that would otherwise cause the debt financing to be unavailable at closing. The issues list also proposed that AGC would be required to pay a $10 million reverse termination fee to the Company in the event that a transaction did not close because of a failure of AGC to obtain debt financing, plus additional monetary damages in certain circumstances. Jones Day also requested balance sheet information and further diligence materials related to the creditworthiness of ETL.

On September 7, 2018, representatives of Raymond James and of Jones Day met telephonically with representatives of SunTrust and of Alston & Bird to discuss the status of the potential transaction and to negotiate certain unresolved terms.

On September 8, 2018, representatives of SunTrust delivered financial statements, a structure chart and other information regarding the financial condition of ETL to representatives of Jones Day and of Raymond James.

On September 9, 2018 and September 10, 2018, and after review of the information provided by SunTrust, representatives of Jones Day and of Raymond James asked questions of representatives of SunTrust and confirmed that ETL in fact had limited liquid assets.

On September 12, 2018, Alston & Bird provided Jones Day with an issues list setting forth AGC’s position with respect to the remaining material issues in the Merger Agreement. The issues list contained a revised economic proposal indicating that AGC would be required to hold $9 million of funds previously available to the Company’s stockholders or to discharge indebtedness on the Company’s balance sheet under the terms of AGC’s debt financing. AGC’s advisors communicated that this change in valuation was a result of the difficulty of securing debt financing for a transaction, and reiterated AGC’s concerns regarding the decline in the Company’s results of operations and financial condition since the beginning of the parties’ discussions. The issues list also noted AGC’s positions that the debt financing would be conditioned upon a minimum borrowing base and cash balance to support AGC’s debt financing (determined at the closing of the Transactions), provided that an Essar entity would cure up to $3.0 million of any shortfall in such borrowing base. AGC proposed that no reverse termination fee would be payable in the event that the debt financing was unavailable due to the Company’s failure to meet the minimum borrowing base and cash balance thresholds as of Closing. AGC also proposed a $4 million reverse termination fee payable to the Company in the event of a failure of AGC to obtain debt financing for reasons other than the express conditionality contained in the Debt Commitment Letter pertaining to the borrowing base and cash balances, an $8 million reverse termination fee payable to the Company in the event that AGC failed to close the transaction when debt financing was available (or failed to use sufficient efforts to obtain debt financing), or, in lieu of collecting a reverse termination fee, the Company would be entitled in certain circumstances to seek monetary damages of up to a total of $16 million.

Later on September 12, 2018, representatives of Alston & Bird, of Jones Day, of SunTrust and of Raymond James held a conference call. During the call, the Company’s advisors, following earlier discussions with Company management, informed AGC that AGC’s revised proposal did not provide the Company with a sufficient level of certainty that a transaction would be completed and therefore was not a satisfactory basis for further negotiations.

Also on September 17, 2018, a representative of Alston & Bird called a representative of Jones Day to indicate that AGC continued to be interested in pursuing the transaction, and indicating that the Company should prepare an updated issues list with counterproposals that would be acceptable to the Company.

On September 18, 2018, Jones Day delivered to Alston & Bird an issues list setting forth the Company’s positions relating to valuation and closing certainty. In the issues list, the Company proposed that the offer price would be determined by calculating a 25% premium to the ten-day volume-weighted average closing price for the Shares prior to execution of the Merger Agreement, and in any event not less than $1.25 per Share. The Company shares were trading at $0.98 per Share as of market close on September 17, 2018. The Company also proposed a $10 million reverse termination fee in the event of a failure of AGC to obtain debt financing (including because of any deficiency in the borrowing base or cash balance), a $15 million reverse termination fee in the event that AGC failed to close the transaction when debt financing was available (or failed to use sufficient efforts to obtain debt financing), and additional monetary damages of up to $10 million in certain circumstances (implying a total cap of $25 million in some circumstances). The Company also proposed that AGC be required to deposit $15 million into escrow upon execution of the Merger Agreement to secure AGC’s obligation to pay any reverse termination fees or related damages that may become payable under the Merger Agreement.

On September 20, 2018, Alston & Bird provided an issues list indicating that the approach proposed by Jones Day on September 18 was largely acceptable, other than the requirement that AGC deposit $15 million into escrow upon signing of the Merger Agreement to secure AGC’s obligation to pay any reverse termination fee and related damages that may become payable under the Merger Agreement. In addition, although the Company’s advisors had continued to request that ETL’s parent be the equity-providing counterparty to the transaction, AGC indicated that was only ETL would be a party to the Transactions.

On September 21, 2018, Alston & Bird and Jones Day met telephonically to discuss the Company’s September 20, 2018 proposal. During the call, the representatives of Jones Day proposed that, because of unwillingness to provide an escrow or similar credit assurance with respect to any reverse termination fee and related damages that may become payable, and because of the perceived uncertainty associated with the ability of ETL to fund the required equity, the Merger Agreement should provide for a broad “go-shop” construct, pursuant to which the Company would have the ability to actively explore and solicit any and all competing strategic alternatives, including other business combinations and refinancing transactions, and not just the ability to respond to unsolicited proposals from the signing of the Merger Agreement through the completion of the tender offer.

On September 22, 2018, AGC presented a revised proposal, and accompanying sources and uses, for the acquisition of the Company for $1.25 per Share, assuming, among other things, that the lenders (the “Lenders”) under Black Box’s existing credit agreement (the “Existing Credit Agreement”) would be willing to accept an estimated $95.0 million, plus accrued and unpaid interest, to fully discharge the existing indebtedness under the Existing Credit Agreement. This represented a payoff amount to the Lenders that is more than the Lenders will receive if the Offer and the Merger are consummated. In addition, the revised proposal proposed that AGC’s Indian parent company, which is publicly listed on the National Stock Exchange of India and houses all of AGC’s worldwide businesses, serve as the acquiring entity in the transaction, and that its obligations be guaranteed by ETL.

Later on September 22, 2018, Jones Day provided Alston & Bird with a counterproposal from the Company, which included, among other things, a broad “go-shop” concept pursuant to which the Company would have the ability to actively explore and solicit any and all other strategic alternatives, including other business combinations and refinancing transactions, during the period between signing of a definitive agreement and the closing of the transaction. The Company also proposed a termination fee of $1.5 million payable to AGC by the Company in the event that the agreement were to be terminated in order for the Company to accept any alternative transaction that the Company Board determines is on terms and conditions more favorable to the creditors and stockholders of the Company than the terms and conditions of the Transactions. The Company further proposed that the Company’s interim operating covenants, in customary form previously agreed, would be substantially reduced to permit the Company to operate its business generally in its discretion after execution of the Merger Agreement.

On September 24, 2018, Alston & Bird notified Jones Day that the Company’s counterproposal was acceptable in concept to AGC, subject to certain modifications, including to limit the Company’s right to terminate to accept a refinancing or similar transaction to the period following the Original Expiration Time and require that the termination fee payable to AGC by the Company in the event that the Merger Agreement were to be terminated in order for the Company to accept an alternative sale of the Company would be $2.5 million.

On September 25, 2018, representatives of Alston & Bird delivered updated financial statements of ETL for the fiscal year ending March 31, 2018 to representatives of Jones Day and representatives of Raymond James. These financial statements did not alleviate the concerns of Black Box and its advisors regarding ETL’s liquidity.

Later on September 27, 2018, Jones Day provided Alston & Bird with an updated draft of the Merger Agreement reflecting the discussions between the parties to date, and generally accepting Alston & Bird’s proposed modifications of September 23, 2018.

Later on September 27, 2018, representatives of Raymond James informed representatives of SunTrust that the Lenders had indicated they would be willing to discuss receiving a discounted amount to par to fully discharge the existing indebtedness under the Existing Credit Agreement.

Later on September 27, 2018, Alston & Bird responded to Jones Day with an updated issues list, accepting the Company’s position on a number of outstanding issues. The updated issues list also contained a revised economic proposal from AGC, providing that either (i) the Lenders must accept an estimated $95 million, plus accrued and unpaid interest, to fully discharge the existing indebtedness under the Existing Credit Agreement, which $95 million would include a $6 million subordinated note issued by the Company in favor of the Lenders and maturing in March 2019, or (ii) the Lenders must accept an estimated $92 million, plus accrued and unpaid interest, to fully discharge the existing indebtedness under the Existing Credit Agreement.

Later on September 27, 2018, representatives of Raymond James and of Jones Day met telephonically with representatives of SunTrust and of Alston & Bird to discuss AGC’s revised proposal. During the discussion, AGC’s advisors indicated that AGC only had authority from its equityholders to agree to the latter of its own proposals, whereby the Lenders would accept an estimated $92 million, plus accrued and unpaid interest, to fully discharge the existing indebtedness under the Existing Credit Agreement.

On September 29, 2018, representatives of Alston & Bird and Jones day held a telephonic meeting to a number of open issues in the Merger Agreement. Alston & Bird informed Jones Day that a number of adverse tax and regulatory considerations were associated with AGC’s Indian parent company being used to effect the acquisition and accordingly AGC proposed to effect the acquisition through AGC Networks, which houses AGC’s businesses everywhere in the world other than India.

On October 1, 2018, Alston & Bird provided Jones Day with a revised draft of the Merger Agreement.

On October 10, 2018, Jones Day provided Alston & Bird with a draft form of consent agreement that would set forth an amount that would be deemed sufficient to discharge the existing indebtedness under Black Box’s senior credit facility, although no specific amount was proposed.

On October 12, 2018, Company management held a telephonic meeting with management of AGC. During the call, AGC informed the Company that AGC would require the Lenders to accept $90 million, plus accrued and unpaid interest, to fully discharge the existing indebtedness under the Existing Credit Agreement. AGC indicated that this was because of continued uncertainty relating to the availability of the acquisition financing.

Between October 12, 2018 and October 17, 2018, Alston & Bird and Jones Day worked to finalize the Merger Agreement and related agreements, including the Consent Agreement (the form of which was also negotiated with the Lenders’ counsel).

On October 15, 2018, SunTrust sent Raymond James an updated summary of AGC’s proposed “sources and uses,” outlining a proposed transaction whereby the Company’s stockholders would receive $1.25 per Share and the Lenders would accept $90 million, plus accrued and unpaid interest, to fully discharge the existing indebtedness under Existing Credit Agreement. Subsequently AGC’s and the Company’s respective legal and financial advisors held a telephone call to discuss the updated proposal.

On October 16, 2018, Company management and representatives of Raymond James met telephonically with representatives of SunTrust to discuss the structure of the Contemplated Transaction, the assumptions contained in the proposed sources and uses and the proposed debt financing.

On October 17, 2018, representatives of Jones Day and representatives of Alston & Bird held a meeting in Atlanta, Georgia, to continue the negotiation and finalization of the transaction documents, including the Merger Agreement.

On October 18, 2018, Company management, representatives of Jones Day, representatives of Raymond James, representatives of A&M, AGC management, representatives of Alston & Bird, representatives of SunTrust, representatives of the Agent, the financial advisor to the Lenders and legal counsel to the Lenders held a meeting in Atlanta, Georgia. At the meeting, AGC presented a sources and uses providing a price to the Company’s stockholders of $1.25 per Share, assuming that the Lenders would be willing to accept $93.5 million, plus accrued and unpaid interest, to fully discharge the indebtedness under the Company’s Existing Credit Agreement. AGC and its legal and financial advisors negotiated with the Agent and with the Lenders’ legal and financial advisors, excluding in part the Company and its financial and legal advisors, and reached agreement in principle after direct negotiations. These negotiations concluded with AGC agreeing to seek approval for a construct providing for a per Share price to the Company shareholders of $1.08 per Share and the agent for the Lenders agreeing to seek the Lenders’ approval to accept an estimated $97.5 million, plus accrued and unpaid interest, to fully discharge the indebtedness under the Existing Credit Agreement.

Between October 19, 2018 and October 23, 2018, AGC held a number of internal discussions, including with its board of directors and those ETL and its parent regarding the proposed transaction. These discussions focused on the likely need to contribute additional capital to the Company after closing of the Contemplated Transaction while implementing AGC’s turnaround plan for the business. As a result, AGC determined that it was unwilling to proceed on the basis previously discussed.

Also on October 19, 2018, a representative of Alston & Bird called a representative of counsel to the Lenders and indicated that the agent for the lenders should not convene the Lenders to approve the agreement reached on October 18, 2019 between AGC and the Agent, on behalf of the Lenders, until AGC had confirmed with the boards of ETL and Essar that the agreement was acceptable.

Also on October 22, 2018, representatives of Raymond James and of Jones Day met telephonically with representatives of SunTrust and of Alston & Bird to discuss timing for announcing the Transactions and key items needed to be completed prior to a transaction taking place.

On October 23, 2018, AGC presented a revised proposal to the Lenders providing for an estimated $94.5 million payment to fully discharge the existing indebtedness under the Existing Credit Agreement, which included a deferred payment of $20 million of the $94.5 million to be paid within six months after the closing of the Contemplated Transaction, while continuing to offer a price to the Company’s stockholders of $1.08 per Share. Counsel for the Lenders subsequently informed AGC and its counsel that this proposal was not a satisfactory basis for further negotiations.

On October 25, 2018, SunTrust presented Raymond James with an updated sources and uses providing for a price to the Company’s shareholders of $1.08 per Share, assuming that the Lenders would be willing to accept an estimated $86.5 million, plus accrued and unpaid interest, to fully discharge the existing indebtedness under the Existing Credit Agreement. Raymond James, after presenting the proposal to the Lenders for their consideration, subsequently informed SunTrust that this proposal would not be acceptable to the Lenders, and encouraged AGC to improve its proposal before the Company or the Lenders would engage in continued discussions with AGC.

On October 30, 2018, SunTrust presented Raymond James with an updated sources and uses providing for a per share price to Black Box shareholders of $1.08 per share, assuming that the Lenders would be willing to accept an estimated $90 million, plus accrued and unpaid interest, to fully discharge the Existing Credit Agreement.

On November 1, 2018, Raymond James requested that AGC present its best and final proposal for an acquisition of Black Box. SunTrust subsequently informed Raymond James that AGC’s October 30 proposal represented its best and final proposal.

On November 8, 2018, Raymond James informed SunTrust that the Lenders would be willing to accept an estimated $92 million, plus accrued and unpaid interest, to fully discharge the existing indebtedness under the Company’s Existing Credit Agreement while continuing to offer the Company’s shareholders $1.08 per Share.

Between November 2, and November 12, 2018, Alston & Bird and Jones Day worked to finalize the Merger Agreement and related transaction documentation.

Following the approval by the Black Box board of directions, the Company and the Parent Entities executed the Merger Agreement on November 11, 2018 and issued a press release announcing the execution of the Merger Agreement.

Past Contacts, Transactions, Negotiations and Agreements. For more information on the Merger Agreement and the other agreements between Parent, BBX Intermediate, Purchaser, AGC Networks and Black Box and their respective related parties, see Section 9 — “Certain Information Concerning Parent, BBX Intermediate, Purchaser, AGC Networks,” Section 11 — “Purpose of the Offer and Plans for Black Box; Merger Agreement and Other Agreements” and Section 12 — “Source and Amount of Funds” of this Offer to Purchase.

11. Purpose of the Offer and Plans for Black Box; Merger Agreement and Other Agreements

Purpose of the Offer and Plans for Black Box. The purpose of the Offer is for Parent, indirectly through Purchaser, to acquire control of, the entire equity interest in, Black Box. The Offer, as a first step in the acquisition of Black Box, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the

Merger is to acquire all of the capital stock of Black Box not tendered and purchased pursuant to the Offer. If the Offer is successful, Purchaser intends to consummate the Merger as soon as practicable (and in any event within one business day) following the Acceptance Time (as defined below), subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement.

If you sell your Shares in the Offer, you will cease to have any equity interest in Black Box or any right to participate in its earnings and future growth. If you do not sell your Shares, but the Merger is consummated, you will also no longer have an equity interest in Black Box. Similarly, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of Black Box.

In accordance with the Merger Agreement, if we accept for payment and pay for a majority of the issued and outstanding Shares in the Offer, we will acquire the remaining Shares pursuant to the Merger.

The Parent Entities are conducting a detailed review of Black Box and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider what, if any, changes would be desirable in light of the circumstances which exist upon consummation of the Offer. We will continue to evaluate the business and operations of Black Box during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as we deem appropriate under the circumstances then existing. Thereafter, we intend to review such information as part of a comprehensive review of Black Box’s business, operations, and management with a view of optimizing development of Black Box’s potential in conjunction with AGC Networks’ existing, complimentary businesses. We expect that Black Box will continue operating as a critical component of AGC Networks’ overall product offering. However, plans may change based on further analysis, including changes in AGC Networks’ or Black Box’s business, corporate structure, optimization of operating and/or tax structure, charter, bylaws, capitalization, board of directors and management.

Except as disclosed above or otherwise in this Offer to Purchase, we do not have any confirmed plans or proposals that would relate to or result in (i) any extraordinary corporate transaction, such as a merger, reorganization, liquidation or relocation of operations, involving Black Box (other than internal transactions for optimization of operating and/or tax structure), (ii) any sale or transfer of a material amount of assets of Black Box, (iii) any material changes in Black Box’s capitalization or dividend policy or (iv) any other material changes in Black Box’s corporate structure or business.

To the best knowledge of the Parent Entities, no employment, equity contribution, or other agreement, arrangement or understanding between any executive officer or director of Black Box, on the one hand, and any of the Parent Entities, on the other hand, existed as of the date of the Merger Agreement, and neither the Offer nor the Merger is conditioned upon any executive officer or director of Black Box entering into any such agreement, arrangement or understanding.

Unless otherwise determined by Parent prior to the Effective Time, the board of directors and officers of the Surviving Corporation from and after the Effective Time will consist of the members of the board of directors and officers, respectively, of Purchaser immediately prior to the Effective Time, until their respective death, resignation or removal or until their respective successors are duly elected and qualified.

Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the certificate of incorporation of the Surviving Corporation will be the certificate of incorporation of Purchaser and the bylaws of the Surviving Corporation will be the bylaws of Purchaser.

The Merger Agreement. The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference and filed as Exhibit (d)(1) to the Tender Offer Statement on Schedule TO that we have filed with the SEC on November 21, 2018 (the “Schedule TO”). The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 — “Certain Information Concerning Black Box.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Merger Agreement.

This summary of the Merger Agreement has been included to provide investors and security holders with information regarding its terms and is qualified in its entirety by the terms and conditions of the Merger Agreement. Except for the Merger Agreement’s status as a contractual document that establishes and governs the legal relations among the parties with respect to the transactions described therein, the Merger Agreement is not intended to be a source of factual, business, or operational information about the parties. The agreements, representations, warranties, and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to that agreement, and may be subject to limitations agreed among those parties, including being qualified by confidential disclosures among those parties. Instead of establishing matters as facts, the representations and warranties may have been made to allocate risks contractually among the parties, including where the parties do not have complete knowledge of all facts. Furthermore, those representations and warranties may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, investors and security holders should not rely on representations, warranties, covenants, or any descriptions thereof as characterizations of the actual state of facts or condition of the parties.

The Offer. The Merger Agreement provides that Purchaser will commence the Offer as promptly as practicable after the date of the Merger Agreement (but in no event later than November 23, 2018). Purchaser’s obligation to accept for payment and pay for Shares validly tendered in the Offer and not properly withdrawn is subject to the satisfaction or waiver of the Minimum Condition and the other Offer Conditions described in Section 13 — “Conditions of the Offer” (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment). If such conditions are satisfied or waived, Purchaser will accept for payment, and pay for, all Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after the Expiration Time (the “Acceptance Time”).

In accordance with the Merger Agreement, (i) the Offer must be extended for the minimum period required by any applicable law, order, rule, regulation, interpretation or position of the SEC or its staff or NASDAQ; (ii) Purchaser must extend the Offer at the written request of Black Box, for one or more successive periods of up to ten business days per extension (or such longer period as may be approved in advance by Black Box), if, at the time the Offer is scheduled to expire, any of the Offer Conditions (other than the Minimum Condition) have not been satisfied or waived, until such time as all Offer Conditions are satisfied or waived, (iii) in the event that all of the Offer Conditions (other than the Minimum Condition) have been satisfied or waived, but the Minimum Condition has not been satisfied at the time the Offer is scheduled to expire, then Purchaser may extend the Offer for one period of not more than ten business days and after such time, must, at the written request of Black Box, extend the Offer for successive periods of up to ten business days each (or such other period as may be mutually agreed between Black Box and Parent), except that in no event will Purchaser be required to extend the expiration of the Offer beyond the Termination Date, and (iv) if at the then-scheduled time at which the Offer is set to expire, Black Box, on the one hand, or any Parent Entity, on the other hand, brings or has brought any action to specifically enforce the terms and provisions of the Merger Agreement, the Offer will be extended (x) for the period during which such action is pending or (y) such other time period established by the court presiding over such action, as the case may be, but in any event not past the Termination Date or the date of valid termination of the Merger Agreement in accordance with its terms.

Board Recommendation. The Black Box Board, at a meeting duly called and held, unanimously (i) determined that the Transactions are fair to and in the best interests of Black Box and the stockholders of Black Box, (ii) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions upon the terms and conditions contained in the Merger Agreement, (iii) resolved that the Merger will be governed by Section 251(h) of the DGCL and (iv) resolved to recommend acceptance of the Offer by the stockholders of Black Box upon the terms and subject to the conditions set forth in the Merger Agreement (the “Board Recommendation”).

The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the DGCL, at the Effective Time, Purchaser will be merged with and into Black Box, and, as a result of the Merger, the separate corporate existence of Purchaser will cease. Black Box will continue as the Surviving Corporation of the Merger and as a wholly owned subsidiary of BBX Intermediate. The Merger will be effected under Section 251(h) of the DGCL as soon as practicable following the Acceptance Time (and in no event later than one business day following the Acceptance Time) upon the terms and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, without any stockholder vote.

Charter, Bylaws, Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the certificate of incorporation of Purchaser will be the certificate of incorporation of the Surviving Corporation and the bylaws of Purchaser will be the bylaws of the Surviving Corporation.

Unless otherwise determined by Parent prior to the Effective Time, the board of directors and officers of the Surviving Corporation from and after the Effective Time will consist of the members of the board of directors and officers, respectively, of Purchaser immediately prior to the Effective Time, until their respective death, resignation or removal or until their respective successors are duly elected and qualified.

Conversion of Shares. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than the Cancelled Black Box Shares, the Accepted Black Box Shares and any Dissenting Shares) will be automatically converted into the right to receive the Merger Consideration, payable to such holder upon surrender of the certificate evidencing (or upon book-entry transfer of) such Shares. At the Effective Time, all of the Cancelled Black Box Shares (if any) and the Accepted Black Box Shares will be cancelled, and no further consideration will be paid for such Shares (other than, for the avoidance of doubt and without duplication, any consideration that remains payable with respect to such Accepted Black Box Shares pursuant to the Offer). At the Effective Time, each share of Purchaser’s common stock then issued and outstanding will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. The Shares of stockholders who properly demand and validly perfect their statutory rights to appraisal in accordance with Section 262 of the DGCL will not be converted into the right to receive the Merger Consideration, but instead will be entitled to only such rights as are granted by Section 262 of the DGCL.

Treatment of Equity Awards.

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Stock Options. The Merger Agreement provides that, effective as of the Effective Time, (x) each option to purchase Shares granted pursuant to a Company Stock Plan (each, a “Company Option”) that, as of the Effective Time, has an exercise price that is equal to or greater than the Offer Price (each, an “Out-of-the-Money Company Option”) that is outstanding and unexercised as of the Effective Time (whether vested or unvested) will be cancelled and terminated for no consideration; and (y) each Company Option that, as of the Effective Time, has an exercise price that is less than the Offer Price (each, an “In-the-Money Company Option”) that is outstanding and unexercised as of the Effective Time (whether vested or unvested) will be cancelled and terminated and will be converted into the right of the holder to receive from the Surviving Corporation an amount in cash equal to the product of (i) the total number of Shares previously subject to such In-the-Money Company Option and (ii) the excess of the Offer Price over the exercise price per share of such In-the-Money Company Option, less any required withholding Taxes (the “Option Cash Payment”). As of the Effective Time, each holder of an In-the-Money Company Option will cease to have any rights with respect thereto, except the right to receive the Option Cash Payment. The Option Cash Payment will be made at the time required under the applicable Company Stock Plan and related award or other applicable document, but in any event promptly (and no later than five Business Days) following the Effective Time.

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Restricted Stock Units. The Merger Agreement provides that, effective as of the Effective Time, each restricted stock unit award granted pursuant to a Company Stock Plan that entitles the holder thereof to Shares or cash equal to or based on the value of Shares (each, a “Company RSU Award”) that is outstanding or payable as of the Effective Time (whether vested or unvested) will be converted into the right of the holder to receive from the Surviving Corporation an amount in cash equal to the product of (i) the total number of Shares underlying such Company RSU Award, and (ii) the Offer Price, less any required withholding taxes (the “RSU Cash Payment”). As of the Effective Time, each holder of a Company RSU Award will cease to have any rights with respect thereto, except the right to receive the RSU Cash Payment. The RSU Cash Payment will be made at the time required under the applicable Company Stock Plan and related award or other applicable document, but in any event promptly (and no later than five Business Days) following the Effective Time; provided, however, that to the extent any such payment would cause an impermissible acceleration event under Section 409A of the Code, such amounts will become vested at the Effective Time and will be paid at the earliest time such payment would not cause an impermissible acceleration event under Section 409A of the Code.

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Performance Shares. The Merger Agreement provides that, effective as of the Effective Time, each performance share award granted under a Company Stock Plan that is subject to performance-based vesting and that entitles the holder thereof to Shares or cash equal to or based on the value of Shares (each, a “Company Performance Share Award”) that is outstanding or payable as of the Effective Time (whether vested or unvested) will be converted into the right of the holder to receive from the Surviving Corporation an amount of cash equal to the product of (i) the target number of “Performance Shares” granted by such Company Performance Share Award (as designated in the applicable “Performance Share Award Agreement” between Black Box and the holder thereof) and (ii) the Offer Price, less any required withholding taxes (the “Performance Share Cash Payment”). As of the Effective Time, each holder of a Company Performance Share Award will cease to have any rights with respect thereto, except the right to receive the Performance Share Cash Payment. The Performance Share Cash Payment will be made at the time required under the applicable Company Stock Plan and related award or other applicable document, but in any event promptly (and no later than five Business Days) following the Effective Time; provided, however, that to the extent any such payment would cause an impermissible acceleration event under Section 409A of the Code, such amounts will become vested at the Effective Time and will be paid at the earliest time such payment would not cause an impermissible acceleration event under Section 409A of the Code.

Representations and Warranties. In the Merger Agreement, Black Box has made customary representations and warranties to the Parent Entities with respect to, among other matters:

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corporate matters, such as organization, valid existence and good standing; its ability to properly conduct business; the good standing and operation of business of its subsidiaries; and Black Box and its subsidiaries qualifications for conducting its business;

•	authorization and validity of the Merger Agreement and associated Black Box actions, including the Board Recommendation;

•	required consents and filings and no violations of organizational documents, applicable law;

•	capitalization;

•	SEC reports and financial statements;

•	the absence of certain changes to the business of Black Box since March 31, 2018;

•	the absence of undisclosed liabilities;

•	compliance with laws and orders;

•	material contracts;

•	accuracy of information included in the Schedule 14D-9 and information provided for inclusion in the Schedule TO and other documents relating to the Offer;

•	litigation;

•	employee compensation, benefit plans and ERISA;

•	real and personal property;

•	intellectual property;

•	environmental matters;

•	tax matters;

•	fairness opinion of its financial advisor;

•	labor and employment matters;

•	brokers or finders’ fees;

•	inapplicability of state takeover statutes;

•	no other representations or warranties;

•	Rule 14d-10 matters;

•	matters related to the BBGS sale;

•	international trade and anti-corruption matters;

•	related party transactions;

•	customers and suppliers; and

•	expenses.

Some representations and warranties in the Merger Agreement made by Black Box are qualified as to “materiality” or a “Company Material Adverse Effect,” by knowledge or the ability to consummate the Transactions or assuming the accuracy of certain Parent Entity representations and warranties. “Company Material Adverse Effect” means any fact, condition, circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, has a material adverse effect on the business, results of operations or financial condition of Black Box and its subsidiaries, taken as a whole, but will not include facts, circumstances, events, changes, effects or occurrences to the extent attributable to (A) any changes in general United States or global economic conditions, (B) any changes in conditions generally affecting any of the industries in which Black Box and its subsidiaries operate, (C) any decline in the market price of the Company Common Stock (although the facts or occurrences giving rise to or contributing to such decline may, if not otherwise excluded, be taken into account in determining whether there has been or will be, a Company Material Adverse Effect), (D) regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, (E) any failure, in and of itself, by Black Box and its subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (although the facts or occurrences giving rise to or contributing to such failure may, if not otherwise excluded, be taken into account in determining whether there has been or will be, a Company Material Adverse Effect), (F) the execution and delivery of the Merger Agreement or the public announcement or pendency of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of Black Box or any of its subsidiaries with employees, labor unions, customers, suppliers or partners, and any litigation arising from allegations of any breach of fiduciary duty or violation of law relating to the Merger Agreement or the Transactions, or compliance by Black Box with the terms of the Merger Agreement, (G) the performance by Black Box of its obligations under this Agreement or any action taken at the written request of Parent, (H) any change in applicable law or generally accepted accounting principles (“GAAP”) (or authoritative interpretations thereof), (I) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (J) any hurricane, tornado, flood, earthquake or other natural disaster, except, in the case of clauses (A), (B), (D), (H), (I) and (J), to the extent such conditions or events have a disproportionate effect on Black Box and its subsidiaries, taken as a whole, relative to others in the industries in which Black Box and any of its subsidiaries operate, (K) subject to certain exceptions, any fact, circumstance, event, change, effect or occurrence that is disclosed in Black Box’s SEC reports filed and publicly available prior to the date of this Agreement or (L) any fact, circumstance, event, change, effect or occurrence that is disclosed in Black Box’s disclosure letter provided that the mere inclusion of a list of contracts, option grants, customers, vendors or Intellectual Property will not be deemed to be disclosure of any issues under or Liabilities with respect to the items on such list.

In the Merger Agreement, the Parent Entities have made representations and warranties to Black Box with respect to:

•	corporate matters, such as organization, valid existence and good standing; its ability to properly conduct business;

•	ownership of Purchaser’s common stock;

•	authorization and validity of the Merger Agreement and associated Black Box actions, including the Board Recommendation;

•	required consents and filings and no violations of organizational documents, applicable law;

•	ownership of Black Box’s common stock;

•	no prior activities by Purchaser;

•	litigation;

•	no vote required except for that of BBX Intermediate as sole stockholder of Purchaser;

•	solvency;

•	disclaimer of warranties;

•	accuracy of information included in the Schedule TO and information provided for inclusion in the Schedule 14D-9 and other documents relating to the Offer; and

•	financing.

Some of the representations and warranties in the Merger Agreement made by the Parent Entities are qualified as to “preventing” and “materially impairing” the Parent Entities’ ability to consummate the Transactions or by knowledge.

Covenants. The parties have agreed to a number of customary covenants in the Merger Agreement, including, among others, the covenants described below.

Access to Information. Subject to applicable law and the terms of an existing confidentiality agreement between the parties and other customary exceptions, prior to the earlier of the Effective Time and the termination of the Merger Agreement (and upon reasonable advance notice), Black Box will provide Parent and its representatives reasonable access, during normal business hours and in a manner that does not interfere unreasonably with the ordinary course operations of Black Box’s business, to (i) Black Box’s properties, books, contracts, personnel and records and (ii) such other information as Parent may reasonably request, including, to the extent so requested, a good faith, weekly estimate of any unpaid transaction expenses, with respect to Black Box and its business, financial condition and operations.

Operation of Business. The Merger Agreement obligates Black Box, from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, subject to certain exceptions, to use commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to (A) preserve intact its present business organizations, goodwill and ongoing businesses and (B) preserve its present relationships with customers, suppliers, vendors, licensors, licensees, governmental entities and other entities with whom it has material business relations.

As used herein, the term “Company Plan” shall mean each of the various retirement, incentive, compensation, severance, employment, Company Stock Plans, change-in-control, retention, fringe benefit, bonus, incentive, savings, retirement, deferred compensation or other benefit plan, agreement, program, policy or contract of Black Box and to which Black Box has any applicable obligation at law or contract or otherwise. As used herein, “Company Stock Plans” shall mean Black Box’s 2008 Long-Term incentive Plan (as amended and restated on August 8, 207), Black Box’s 1992 Stock Option Plan (as amended through August 9, 2008) and Black Box’s 1992 Director Stock Option Plan (as amended through August 9, 2007). Lastly, as used herein, “Company Equity Awards” means any Company Option, any Company RSU Award, and Company Performance Share Award. For more information, see Section 11 — “Purpose of the Offer and Plans for Black Box; Merger Agreement and Other Agreements — Treatment of Equity Awards.”

Without limiting the generality of the foregoing obligations and subject to certain exceptions summarized below and described in greater detail in the Merger Agreement, neither Black Box nor any of its subsidiaries may take any of the following actions without the prior written consent of Parent:

•	amend its certificate of incorporation or bylaws or comparable organizational documents;

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except as required by any Company Plan, Company Stock Plan or any Company Equity Awards issued thereunder, (A) declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or other property, with respect to its capital stock, except for dividends or other distributions to Black Box or any of its subsidiaries, (B) issue, sell, transfer, pledge, dispose of or encumber or agree to issue, sell, transfer, pledge, dispose of or encumber any additional shares of capital stock or other rights of Black Box or any of its subsidiaries, other than in respect of any Shares reserved for issuance and issued pursuant to the Company Equity Awards, (C) split, combine or reclassify the Shares or any other outstanding capital stock of Black Box or any of its subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution therefor or (D) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other rights of Black Box or any of its subsidiaries;

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except as required by applicable law or under the terms of any Company Plan, and except for annual salary or wage rate adjustments in the ordinary course of business consistent with past practice, (A) increase the compensation, severance or termination pay payable or to become payable to any officers, directors, employees or consultants of Black Box or any of its subsidiaries (except for increases or payments that are made for retention purposes and do not exceed $500,000 in the aggregate on an annual basis), (B) pay or award, or commit to pay or award, any bonuses, retention or incentive compensation to any of Black Box’s directors, officers or employees (except for increases or payments that are made for retention purposes and do not exceed $500,000 in the aggregate on an annual basis); (C) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Plan; (D) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Plan (except as would mitigate the application of Section 280G of the Code), (E) involuntarily terminate, other than for cause, the employment of any employee having an annual salary in excess of $250,000 or (F) hire any new employee having an annual salary in excess of $250,000, other than to fill open positions and provided that the aggregate compensation and benefits provided to such new employee does not materially exceed the aggregate compensation and benefits provided to the employee who previously filled such position;

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(A) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity other than Black Box or its subsidiaries and other than non-financial guarantees of day-to-day performance customary within the industries in which Black Box and its subsidiaries operate or (B) make any loans, advances or capital contributions to, or investments in, any other person or entity except in the ordinary course of business consistent with past practice;

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other than borrowings and other credit extensions under Black Box’s existing credit agreement, incur any indebtedness (including any indebtedness that is revolving in nature) or modify any indebtedness in any manner that would or could (A) increase the amount outstanding thereunder as of the date of the Merger Agreement individually or in the aggregate, or (B) be adverse to Black Box’s ability to satisfy its indebtedness in full at the Effective Time with the proceeds of the debt and equity financing contemplated under the Merger Agreement;

•	make any capital expenditure that is in excess of $200,000 individually or $750,000 in the aggregate;

•	change any of the accounting methods, principles or practices used by Black Box or its subsidiaries unless required by a change in GAAP or applicable law;

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(A) amend any material tax return; (B) settle or compromise any material liability for taxes; (C) make (other than in the ordinary course of business consistent with past practice), change or revoke any material tax election; (D) change any method of tax accounting, except as required by applicable law; (E) enter into any “closing agreement” as described in Section 7121 of the Code; (F) consent to any extension or waiver of the limitations period applicable to any claim, audit, or assessment with respect of taxes (other than in the ordinary course of business consistent with past practice); (G) surrender any right to claim a material tax refund, offset, or other reduction in liability for taxes; (H) request any relief under a voluntary disclosure program or initiate a voluntary disclosure agreement with any governmental entity with respect to taxes (excluding the filing of routine tax returns); or (I) enter into any contractual obligation in respect of taxes with any governmental entity;

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subject to certain exceptions, adopt a plan of complete or partial liquidation, dissolution, file a petition in bankruptcy under any provisions of federal or state bankruptcy or insolvency law, or consent to the filing of any bankruptcy petition against Black Box under any similar law;

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(A) enter into any contract that would, if entered into prior to the date of the Merger Agreement, be a “Company Material Contract” required to be disclosed under certain sections of the Disclosure Schedule or (B) materially modify, materially amend, extend, or terminate any such Company Material Contract other than, in the case of extending or terminating, in the ordinary course of business consistent with past practice;

•	terminate, cancel or permit to lapse any existing insurance policy (unless replaced by a comparable insurance policy) covering Black Box or its subsidiaries;

•	grant any lien or encumbrance (other than certain permitted encumbrances); or

•	agree or commit to take any of the foregoing actions.

During the period between the date of the Merger Agreement until the earlier of the Effective Time or termination of the Merger Agreement, any actions that Black Box takes in connection with efforts to preserve Black Box’s liquidity (including with respect to actions customarily taken by businesses in a similar financial situation taken in order to maximize cash), are excluded from the operating restrictions summarized above.

No Solicitation. From and after the date of the Merger Agreement and the funding by Parent or its affiliates of $15,000,000 into an escrow account for the purpose of securing any applicable Reverse Termination Fee or Expense Amount (the “Escrow Funding”) until the earlier of the Effective Time and the termination of the Merger Agreement, Black Box will not, and will cause its subsidiaries and each of Black Box’s and its subsidiaries’ officers, directors and employees, and will direct each of the representatives of Black Box and its subsidiaries not to:

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directly or indirectly, solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) the making of any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Alternative Transaction Proposal (other than in respect of an Exempted Alternative Transaction),

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engage in or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with or for the purpose of encouraging or facilitating, an Alternative Transaction Proposal (other than in respect of an Exempted Alternative Transaction), or

•	approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL.

Notwithstanding the above, if at any time after the Escrow Funding and prior to the Acceptance Time, Black Box or any of its representatives receives a written Company Takeover Proposal that did not result from any breach of the restrictions described under “— No Solicitation” above, (i) Black Box and its representatives may contact the person or entity making such proposal solely to clarify the terms and conditions of the proposal; provided, that Black Box must promptly provide to Parent a copy (or, if oral, the material terms) of any request for clarification, and (ii) if the Black Box Board determines in good faith, after consultation with its financial advisor and legal counsel, that such Company Takeover Proposal constitutes or could reasonably be expected to lead to a Company Superior Proposal, then Black Box and its representatives may (A) give (pursuant to a confidentiality agreement that contains customary confidentiality provisions that (1) are not less favorable to Black Box in any material respect than those contained in the confidentiality agreement between Black Box and Parent’s affiliate and (2) do not prevent Black Box or its representatives from complying with their disclosure obligations under the Merger Agreement (an “Acceptable Confidentiality Agreement”)) information with respect to Black Box and its subsidiaries to the person or entity that made such proposal and (B) engage in or otherwise participate in discussions or negotiations with such person or entity. Black Box will promptly provide to Parent any written material non-public information concerning Black Box or any of its subsidiaries that was not previously provided to Parent or its representatives that is provided to any such person or entity that is given such access.

Black Box will provide a copy (or, if oral, the material terms) of any written Company Takeover Proposal that is reasonably likely to result in a Superior Alternative Proposal received by Black Box after the time of the

Escrow Funding to Parent, and keep Parent reasonably informed of any material developments, discussion or negotiations regarding any such Company Takeover Proposal. Black Box agrees that it and its subsidiaries will not enter into any confidentiality agreement with any person or entity subsequent to the date of the Merger Agreement that prohibits Black Box from providing any information to Parent in accordance with the Merger Agreement.

As promptly as practicable following the time of the Escrow Funding, (A) Black Box will, and will cause Black Box’s controlled affiliates to, and will direct its and their respective representatives to, immediately cease any and all existing solicitation, discussions or negotiations with any persons or entities (or provision of any nonpublic information to any persons or entities) with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, an Alternative Transaction Proposal; and (B) Black Box will (1) request in writing that each person or entity that has executed a confidentiality agreement in connection with its consideration of a potential an Alternative Transaction Proposal promptly destroy or return to Black Box all nonpublic information furnished to such person or entity and (2) terminate access to any physical or electronic data rooms maintained by Black Box relating to a possible Alternative Transaction Proposal by any such person or entity. Neither restriction (A) or (B) will apply to any person that has proposed an Alternative Transaction Proposal that is a Company Takeover Proposal or an Exempted Alternative Transaction.

“Alternative Transaction Proposal” means any proposal, indication of interest, letter of intent, memo of understanding, offer or other similar communication for or with respect to a recapitalization, reorganization, financing, investment or other similar transaction or transactions involving Black Box or any of its subsidiaries, and includes any Company Takeover Proposal and any Exempted Alternative Transaction.

“Company Takeover Proposal” means any proposal or offer

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for or with respect to a merger, consolidation, equity exchange or equity tender offer, binding share exchange, joint venture, dissolution or other similar transaction involving Black Box or any of its subsidiaries, but excludes any recapitalization, refinancing, restructuring, insolvency proceeding or other similar event,

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to acquire in any manner, directly or indirectly, more than 20% of any class of outstanding voting or equity securities of Black Box, or any equity tender offer (including a self-tender offer) or equity exchange offer that, if consummated, would result in any person beneficially owning more than 20% of any class of outstanding voting or equity securities of Black Box (in each case under this bullet, in a manner that would reasonably be expected to require a vote of Black Box’s stockholders under Rule 5635 of the NASDAQ Listing Rules), or

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to acquire in any manner (including the acquisition of stock in any subsidiary of Black Box) assets or businesses of Black Box or its subsidiaries representing more than 20% of the consolidated assets, revenues or net income of Black Box, in each case, other than the Merger and whether involving one singular transaction or a series of related transactions.

“Exempted Alternative Transaction” means any refinancing or similar transaction led by any third party debt provider (and any proposal, indication of interest, letter of intent, memo of understanding, offer or other similar communication therefor or with respect thereto and any letter of intent, written agreement in principle, or other similar agreement with respect to any such proposal, indication of interest, etc., other than an Acceptable Confidentiality Agreement); provided, however, that any such transaction that includes the issuance of equity at the closing of such transaction (other than the issuance of warrants, and other than the issuance of equity that would not reasonably be expected to require a vote of Black Box’s stockholders under Rule 5635 of the NASDAQ Listing Rules) will not constitute an Exempted Alternative Transaction.

“Company Superior Proposal” means a Company Takeover Proposal

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that if consummated would result in a third party (or in the case of a direct merger between such third party and Black Box, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the Shares or all or substantially all the assets of Black Box and its subsidiaries, taken as a whole, for consideration consisting of cash and/or securities,

•	that is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein, and

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that the Black Box Board determines in good faith, after consultation with legal counsel and its financial advisor (taking into account any changes to the Merger Agreement proposed by Parent in response to a Company Takeover Proposal), is on terms and conditions more favorable in the aggregate to the creditors and the stockholders of Black Box than the terms and conditions of the Transactions (including having taken into account the consideration to be received by the stockholders of Black Box in the Offer and the Merger, the proceeds to be received by Black Box’s creditors in connection with the Transactions, and the likelihood of consummation of the Transactions).

Board Recommendation. Except as otherwise expressly permitted by the Merger Agreement, the Black Box Board will not:

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(1) fail to include the Board Recommendation in the Schedule 14D-9, (2) change, qualify, withhold, withdraw or modify, or publicly propose to do so, in a manner adverse to Parent, the Board Recommendation, (3) make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a customary “stop, look and listen” communication, or (4) adopt, approve or recommend to stockholders of the Company, or publicly propose to do so, a Company Takeover Proposal (the actions described in this bullet being referred to as a “Change of Recommendation”),

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(x) authorize, cause or permit Black Box or any of its subsidiaries to enter into any letter of intent or definitive agreement with respect to any Company Takeover Proposal or (y) authorize, cause or permit Black Box or any of its subsidiaries, prior to December 19, 2018 or after the Escrow Funding, to enter into any letter of intent or definitive agreement with respect to any Alternative Transaction Proposal, or

•	terminate the Merger Agreement in order to enter into such a letter of intent or definitive agreement.

The restrictions descried above do not apply in respect of any Exempted Alternative Transaction, subject to compliance with the Merger Agreement.

Superior Proposals. Prior to the Acceptance Time, the Black Box Board may, in response to an Exempted Alternative Transaction or a Company Takeover Proposal or, if prior to the Escrow Funding, an Alternative Transaction Proposal that is not an Exempted Alternative Transaction, (i) make a Change of Recommendation and/or (ii) authorize, cause or permit Black Box or any of its subsidiaries to (x) from and after December 19, 2018, enter into a letter of intent or definitive agreement with respect to any Alternative Transaction Proposal (other than an Acceptable Confidentiality Agreement) (but only if the Minimum Condition would not be met at the time of entering into such letter or agreement), (y) at any time prior to the Acceptance Time, enter into a letter of intent or definitive agreement with respect to any Company Takeover Proposal, in each case in connection with terminating the Merger Agreement in order to enter into such a letter of intent or definitive agreement, or (z) at any time prior to the Acceptance Time, enter into an Exempted Alternative Transaction, if, in the case of clauses (x) and (y), the Black Box Board has determined in good faith, after consultation with its financial advisor and legal counsel, that (A) the failure to do so would be inconsistent with the Black Box Board’s fiduciary duties under applicable law, and (B) such Alternative Transaction Proposal constitutes a Superior Alternative Proposal.

In each case of clauses (i) and (ii) above:

•	Black Box must give Parent at least three business days’ prior written notice of its intention to take such action,

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if Parent requests, Black Box (and its representatives) must negotiate in good faith with Parent during such notice period to enable Parent to propose in writing an offer to effect revisions to the terms of the Merger Agreement such that it would cause such Superior Alternative Proposal to no longer constitute a Superior Alternative Proposal,

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following the end of such notice period, the Black Box Board must consider in good faith such binding offer, and will have determined that the Superior Alternative Proposal continues to constitute a Superior Alternative Proposal if the revisions proposed in such offer were to be given effect, and

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in the case of a Company Superior Proposal (but not in the case of any other Superior Alternative Proposal), in the event of any material change to the material terms of such Company Superior Proposal, Black Box will, in each case, have delivered to Parent an additional notice consistent with that described in the first bullet above and the notice period will have recommenced (with a notice period of two business days rather than three business days). In the case of an Exempted Alternative Transaction, only the first three bullets above will apply (with a notice period of one business day rather than three business days).

“Superior Alternative Proposal” means an Alternative Transaction Proposal (i) that is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein, and (ii) that the Black Box Board determines in good faith, after consultation with legal counsel and its financial advisor (taking into account any changes to the Merger Agreement proposed by Parent in response to an Alternative Transaction Proposal), is on terms and conditions more favorable in the aggregate to the creditors and stockholders of Black Box than the terms and conditions of the Transactions (including, for the avoidance of doubt, having taken into consideration the consideration to be received by the stockholders of Black Box in the Offer and the Merger, the proceeds to be received by Black Box’s creditors in connection with the Transactions, and the likelihood of consummation of the Transactions).

Intervening Events. Notwithstanding anything to the contrary in the Merger Agreement, prior to the Acceptance Time, the Black Box Board may make a Change of Recommendation (other than adopting, approving or recommending to stockholders of the Company (or publicly proposing to do so) a Company Takeover Proposal) in response to an Intervening Event if the Black Box Board has determined in good faith, after consultation with its financial advisor and legal counsel, that failure to take such action would be inconsistent with the Black Box Board’s fiduciary duties under applicable law; provided, however, that prior to taking such action, (i) the Black Box Board has given Parent at least three business days’ prior written notice of its intention to take such action and a description of the reasons for the Change of Recommendation, (ii) if Parent requests, Black Box and its representatives have negotiated in good faith with Parent during such notice period to enable Parent to propose in writing an offer to revise the Merger Agreement in a way that would obviate the need for making such Change of Recommendation and (iii) at the end of such notice period, the Black Box Board will have considered in good faith such binding offer, and will have determined in good faith, after consultation with its financial advisor and legal counsel, that failure to effect a Change of Recommendation would be inconsistent with the Black Box Board’s fiduciary duties under applicable law.

“Intervening Event” means any fact, condition, circumstance, occurrence, effect, change, event, or development that first becomes known to the Black Box Board after the date of the Merger Agreement that is material to Black Box and its subsidiaries taken as a whole and was not reasonably foreseeable to the Black Box Board as of the date of the Merger Agreement. The following will not be considered Intervening Events: (A) the receipt, existence or terms of an Alternative Transaction Proposal or a Superior Alternative Proposal or any reasonably foreseeable consequence thereof or (B) changes in the market price or trading volume of any securities of Black Box, any change in credit rating, or the fact that Black Box meets or exceeds internal or published projections, forecasts, estimates, or predictions for any period.

Parent Financing. Parent, on behalf of itself and its affiliates, has agreed to use reasonable best efforts to obtain the Financing on the terms and subject only to the conditions described in the Equity Commitment Letter and Debt Commitment Letter (together, the “Commitment Letters”), including reasonable best efforts in:

•	maintaining in effect the Commitment Letters;

•	as promptly as possible, satisfying on a timely basis all conditions that are applicable to Parent in obtaining the Financing;

•

negotiating and entering into definitive agreements with respect to the Financing on the terms and conditions contained in the Commitment Letters or on other terms in the aggregate not materially less favorable, taken as a whole;

•	complying with the Commitment Letters;

•	cooperating with the marketing and/or syndication efforts for the Debt Financing;

•	preparing marketing materials with respect to the Financing;

•	commencing the marketing and/or syndication activities contemplated by the Debt Commitment Letter as promptly as practicable;

•	enforcing its rights under the Commitment Letters; and

•	consummating the Financing at or prior to the Closing, including by causing the Debt Commitment Parties to fund the Debt Financing at the Closing.

If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter or if Parent reasonably determines that such funds may become unavailable to BBX Intermediate on the terms and conditions set forth therein, Parent must, as promptly as reasonably practicable following the occurrence of such event: (i) notify Black Box in writing thereof; (ii) use reasonable best efforts to arrange to obtain alternative financing, including from alternative sources, on terms in the aggregate not materially less favorable to BBX Intermediate, taken as a whole than the Debt Financing contemplated by the Debt Commitment Letter in an amount sufficient to consummate the Offer or the Merger (“Alternative Financing”) and (iii) use reasonable best efforts to obtain a new financing commitment letter that provides for such alternative financing and, promptly after execution thereof, deliver to Black Box true and complete copies of the new commitment letter and the related fee letters and related definitive financing documents with respect to such Alternative Financing.

Parent will not, and will cause its applicable affiliates not to, permit, without the prior written consent of Black Box, any amendment or modification to be made to, or any waiver of any provision or remedy under, any Commitment Letter or the definitive agreements with respect thereto (such definitive agreements related to the Debt Financing, collectively, with the Debt Commitment Letter, the “Debt Documents”) or any fee letter or other contract related to the Commitment Letters, if such amendment, modification or waiver would (A) reduce the aggregate amount of proceeds from the Financing available to fund the amounts required to be paid by Parent under the Merger Agreement below the amount required to consummate the Transactions, (B) impose any new or additional conditions or contingencies or otherwise amend, modify or expand any conditions precedent to the receipt of the full amount of the Financing or (C) otherwise reasonably be expected to prevent or materially impair or delay the ability of Parent to consummate the Transactions or adversely impact the ability of BBX Intermediate, Parent or, in the case of the Equity Commitment Letter, Black Box to enforce its rights against any other party to any Commitment Letter or any Debt Document.

Parent will keep Black Box informed on a reasonably current basis upon request by Black Box of the status of its efforts to arrange the Financing contemplated by the Commitment Letters.

Financing Cooperation. Black Box will use its reasonable best efforts to provide customary cooperation as reasonably requested by Parent in connection with Parent’s arrangement of the Debt Financing, including:

•

furnishing the Parent Entities and the Debt Commitment Parties with the historical financial statements and current financial information regarding Black Box and its subsidiaries as contemplated under the Debt Commitment Letter;

•	assisting the Parent Entities in their preparation of the pro forma financial statements and information identified in the Debt Commitment Letter;

•	participating in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with prospective lenders and investors in connection with the Debt Financing;

•	assisting the Parent Entities and the Debt Commitment Parties in the preparation of any offering documents, private placement memoranda, bank information memoranda and similar documents;

•	reasonably cooperating with the marketing efforts of the Parent Entities and the Debt Commitment Parties in respect of the Debt Financing;

•	reasonably facilitating the pledging of collateral;

•

obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of all indebtedness and liens under any outstanding Indebtedness to be extinguished on the Closing Date; and

•	reasonably facilitating the replacement and/or termination of any existing letters of credit issued for the account of Black Box or any of its subsidiaries.

Notwithstanding the foregoing, nothing in the Merger Agreement will require any such cooperation to the extent it would:

•	require any cooperation or other action to the extent it would materially interfere with the business or operations of Black Box or any of its subsidiaries;

•	require Black Box or any of its subsidiaries to commit to take any action that is not contingent upon the occurrence of the Closing or that would be effective at or prior to the Effective Time;

•

require the Black Box Board and/or the board of directors (or other governing body) of any of Black Box’s subsidiaries to approve any Financing or agreements related thereto (or any Alternative Financing) at or prior to the Effective Time;

•	require Black Box and/or its subsidiaries to execute prior to the Closing any definitive financing documents or other agreements and documents in connection with any Debt Financing;

•

require Black Box or any of its subsidiaries to pay any commitment or other similar fee or make any other payment or incur any other liability or obligation or provide or agree to provide any indemnity in connection with any Debt Financing prior to the Effective Time; or

•

require Black Box or any of its subsidiaries to provide in connection with the Financing any information the disclosure of which is prohibited or restricted under law, would result in the breach of any contract entered into in good faith or is legally privileged.

The Parent Entities will indemnify and hold harmless Black Box, its subsidiaries and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any financing and any information utilized in connection therewith (other than historical information provided by Black Box or its subsidiaries) and any misuse of the logos, marks or brand names of Black Box and its subsidiaries. Parent will, promptly upon request by Black Box, reimburse Black Box for all documented and reasonable out-of-pocket costs incurred by Black Box or any of its subsidiaries in connection with the above financing cooperation.

Filings and Approvals. The Parent Entities and Black Box will use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate the Transactions, including (i) causing each of the Offer Conditions and each of the conditions to the Merger to be satisfied as promptly as practicable, (ii) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions, and cooperating with each other in the preparation and making of such filings, including (x) the filing of a 60-day advance notice, and the filing of a notice within five-days after Closing, in both cases with the Department of State in accordance with the International Traffic in Arms Regulations, and (y) the filing of a declaration of a pilot program covered transaction with the Committee on Foreign Investment in the United States (which was previously filed prior to the date hereof), (iii) taking all actions necessary, and cooperating with one another, to obtain any consent, authorization, order or approval of, or any exemption by, any governmental entity or other person or entity required to be obtained or made by a Parent Entity, Black Box or any of their respective subsidiaries in connection with the Transactions, and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions, but in each case subject to Black Box’s rights to engage in any Alternative Transaction Process and to otherwise take actions as are permitted under the Merger Agreement. In the event any legal proceeding is instituted or threatened challenging any of the Transactions as violative of any applicable antitrust law, or if any order of a governmental entity is entered, enforced, or attempted to be entered or enforced by any governmental entity would make the Transactions illegal or otherwise delay or prohibit the consummation of the Transactions, then each of the Parent Entities and Black Box must cooperate and use all reasonable best efforts to resist, contest and defend any such legal proceeding to avoid entry of, or to have overturned, any order of a governmental entity that is in effect and that prohibits, prevents, or restricts the consummation of the Transactions.

Indemnification of Officers and Directors. The Merger Agreement provides for certain indemnification and insurance rights in favor of Black Box’s current and former directors or officers, (the “Indemnified Parties”). Each of the Parent Entities and the Surviving Corporation will jointly and severally indemnify and hold harmless each Indemnified Party with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any legal action or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (i) the fact that an Indemnified Party was a director, officer, employee or agent of Black Box or any of its subsidiaries or (ii) acts or omissions by such Indemnified Party in the Indemnified Party’s capacity as a director, officer, employee or agent of Black Box or a subsidiary of Black Box or taken at the request of Black Box or a subsidiary of Black Box (or any such other Person), in each case under (i) or (ii), at, or at any time prior to, the Effective Time (including any action relating in whole or in part to the Merger or the enforcement of or any indemnification or advancement right of any Indemnified Party), to the fullest extent permitted or required by applicable law.

For a period of six years from the Effective Time, Parent will either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries, or provide substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy” with reputable insurers, in each case of at least the same coverage and scope, and in amounts, and containing terms and conditions, that are no less favorable to such individuals than such policy in effect on the date hereof, with respect to matters arising on or before the Effective Time covering without limitation the Transactions; provided, that Parent will not be required to commit or spend on such “tail” policy, in the aggregate, more than three hundred percent (300%) of the last aggregate annual premium paid by Black Box prior to the date of the Merger Agreement for Black Box’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”). The Company may prior to the Effective Time purchase a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by Black Box and its subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions; provided, that Black Box will not commit or spend on such “tail” policy, in the aggregate, more than the Base Amount, and if the cost of such “tail” policy would otherwise exceed the Base Amount, Black Box will be permitted to purchase as much coverage as reasonably practicable for the Base Amount. If such prepaid

“tail policy” has been obtained by Black Box, it will be deemed to satisfy all obligations to obtain insurance pursuant to the foregoing and the Surviving Corporation will use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

In the event AGC Networks, Parent, BBX Intermediate, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision will be made so that the successors and assigns of AGC Networks, Parent, BBX Intermediate or the Surviving Corporation, as the case may be, assume the obligations described above.

Publicity. None of Black Box, the Parent Entities nor any of their respective affiliates will issue or cause the publication of any press release or other announcement with respect to the Merger Agreement or the Transactions without the prior consultation of the other party and giving the other party the opportunity to review and comment on such press release or other announcement, except in connection with the BBGS sale or as required by applicable law, by any listing agreement with or rules of any applicable national securities exchange, trading market or listing authority, or as may be requested by a governmental entity. Notwithstanding the foregoing, these restrictions will cease to apply from and after the time of any Change of Recommendation.

Takeover Laws. In the event that any state anti-takeover or other similar law is or becomes applicable to the Merger Agreement, the Offer, the Merger or any of the other Transactions, Black Box and the Black Box Board will grant such approvals and take such actions as may be reasonably necessary so that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms and subject to the conditions set forth in the Merger Agreement; provided that nothing in the foregoing will require the Black Box Board to take any action that would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

Notification of Changes. Subject to applicable law, Black Box will give reasonably prompt notice to the Parent Entities, and the Parent Entities will give reasonably prompt notice to Black Box of, to each party’s knowledge, (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would be reasonably likely to cause any condition to the Merger to be unsatisfied at the Effective Time and (b) any material failure of Black Box or the Parent Entities, as the case may be, to comply with or satisfy any covenant or agreement required to be complied with or satisfied by it under the Merger Agreement; provided, however, that the delivery of any such notice in accordance with the Merger Agreement will not limit or otherwise affect the remedies available under the Merger Agreement to the party receiving such notice. Notwithstanding the foregoing, a party’s failure to deliver any such required notice will not constitute the failure of any condition to the Offer or the Merger to be satisfied unless the underlying change or event would independently result in the failure of a condition to the Offer or the Merger to be satisfied.

Stockholder Litigation. The Parent Entities and Black Box will cooperate, consult with one another, and keep each other informed on a prompt and timely basis with respect to the status of any stockholder litigation brought against any of them or any of their respective directors or officers with respect to the Transactions. Black Box will provide Parent prompt notice of any such stockholder litigation and the opportunity to consult with Black Box in the defense or settlement thereof and reasonably cooperate with Parent in conducting the defense or settlement of such stockholder litigation (provided that Black Box will have ultimate discretion and control over all such aspects of any such stockholder litigation). No settlements of any such stockholder litigation that would result in Black Box incurring (a) any out-of-pocket monetary liability in the case of a settlement after the Escrow Funding or (b) out-of-pocket monetary liability in excess of $1,000,000 in the aggregate for all such stockholder litigation (in the case of a settlement before the Escrow Funding and in each case, after giving effect to applicable insurance and related retention amounts, if any) will be agreed without Parent’s prior written consent, not to be unreasonably withheld, delayed or conditioned.

Section 16 Matters. The Black Box Board will, to the extent necessary, take appropriate action, prior to or as of the Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition of Shares (including derivative securities with respect to Shares) in the Offer and the Merger by applicable individuals.

Employee Benefits. From and after the Effective Time, Parent and the Surviving Corporation will assume each labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related contract with any labor union, trade union or labor organization to which Black Box or any of its subsidiaries is a party to or bound (collectively, the “Collective Bargaining Agreements”). For a period of one year following the Effective Time, Parent will provide, or will cause to be provided, to each active employee of Black Box and its subsidiaries as of immediately prior to the Effective Time (the “Company Employees”): (i) salary, wage and bonus opportunity that is no less favorable than the salary, wage and bonus opportunity that was provided to similarly-situated employees of Parent and its subsidiaries, (ii) employee retirement, welfare and other benefits that are no less favorable than the employee retirement, welfare and other benefits provided to similarly situated employees of Parent and its subsidiaries; and (iii) severance benefits no less favorable than the severance benefits that are provided to similarly-situated employees of Parent and its subsidiaries (taking into account such Company Employee’s service as further described below); however, to the extent the terms of any Collective Bargaining Agreement provide different obligations, the Collective Bargaining Agreement terms control. For purposes of the Merger Agreement, an “active employee” is any employee who (i) continues in employment with the Parent Entities and the Surviving Corporation following the Effective Time, (ii) is actively at work as of the Effective Time, (iii) is not actively at work due to a short-term absence of less than one month’s duration, whether paid or unpaid, in compliance with the applicable Black Box vacation policy, or a long-term absence covered under a long-term disability Company Plan, provided such individual returns to work within six months following the Effective Time, or (iv) any employee who is not actively at work and is receiving workers’ compensation payments as required by law.

For purposes of vesting, eligibility to participate, level of benefits and benefit accruals under the employee benefit plans of Parent and its subsidiaries providing benefits to any Company Employees after the Effective Time, each Company Employee will be credited with his or her years of service with Black Box and its subsidiaries or predecessors before the Effective Time, to at least the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar employee benefit plan of Black Box or its subsidiaries in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that to the extent the terms of any Collective Bargaining Agreement provide different obligations, the Collective Bargaining Agreement will control, and provided that the foregoing will not apply to the extent that its application would result in a duplication of benefits. In addition, Parent will maintain and the Company Employees will continue to participate in the Company Plans that are health and welfare plans through the end of the applicable plan year in which the Closing occurs.

The parties to the Merger Agreement will, and will cause their respective Affiliates to, mutually cooperate with reasonable requests for information from Black Box regarding Black Box’s obligations to provide information to and negotiate with any union representing any Company Employees regarding the effects of the Transactions on any Company Employee covered by a Collective Bargaining Agreement. Nothing in the Merger Agreement is intended to require Parent to negotiate with or otherwise recognize any labor union or works council.

Moreover, nothing in the Merger Agreement will be treated as an amendment of, or undertaking to amend, any benefit plan. The provisions of the Merger Agreement summarized above are solely for the benefit of the respective parties to the Merger Agreement and nothing in the Merger Agreement, express or implied, will confer upon any Company Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under the Merger Agreement.

Termination. The Merger Agreement may be terminated and the Transactions may be abandoned at any time prior to the Acceptance Time:

•	by mutual written agreement of Parent and Black Box;

•

by either Parent or Black Box if the Acceptance Time has not occurred on or prior to the February 8, 2019; except, that the right to so terminate the Merger Agreement by a party will not be permitted if (i) a breach by such party of any provision of the Merger Agreement will have proximately caused the failure of the Acceptance Time to have so occurred or (ii) the other party has filed (and is then pursuing) an action seeking specific performance as permitted under the Merger Agreement (a “Termination Date Termination”);

•

by either Parent or Black Box if there exists any final and non-appealable order, judgment, ruling, injunction, assessment, award, decree or law enacted or issued by any governmental entity, except that the right to so terminate will not be available to any party whose breach of its obligations under the Agreement has been in the proximate cause of such enactment or issuance;

•

by Black Box if any Parent Entity breaches or fails to perform any of its respective covenants or agreements contained in the Merger Agreement or any of its representations or warranties has been or become inaccurate and which breach, failure or inaccuracy, (A) would reasonably be expected to prevent or materially delay the ability of the Parent Entities to consummate the Transactions; and (B) by its nature cannot be cured or has not been cured within 10 business days after notice of such breach, failure or inaccuracy to Parent, but only so long as Black Box is not then in breach of its representations, warranties or covenants or agreements contained in the Merger Agreement such that Parent has the right to a Company Breach Termination (a “Parent Breach Termination”);

•	by Parent if:

•

the Black Box Board has (A) made a Change of Recommendation, (B) authorized, caused or permitted Black Box or any of its subsidiaries to enter into a letter of intent or definitive agreement with respect to a Company Takeover Proposal, or (C) authorized, caused or permitted Black Box or any of its subsidiaries to enter into a letter of intent or definitive agreement with respect to an Alternative Transaction Proposal not relating to a Company Takeover Proposal (a “Superior Proposal Parent Termination”); or

•

Black Box breaches or fails to perform any of its covenants or agreements contained in the Merger Agreement or any of its representations or warranties has been or become inaccurate and which breach, failure or inaccuracy (A) would give rise to the failure of the Offer Conditions with respect to the accuracy and performance of representations, warranties and covenants and (B) by its nature cannot be cured or has not been cured within 30 business days after notice of such breach, failure or inaccuracy to Black Box, but only so long as none of the Parent Entities is then in breach of their respective representations or warranties or covenants or agreements contained in the Merger Agreement such that Black Box has the right to a Parent Breach Termination (a “Company Breach Termination”).

•

(A) by Black Box prior to the Acceptance Time, in order to concurrently enter into a letter of intent or definitive agreement with respect to a Company Superior Proposal, provided that Black Box will have paid or will concurrently pay the Termination Fee; or (B) by Black Box (1) after December 19, 2018 but prior to the earlier of the Acceptance Time and the Escrow Funding, in order to concurrently enter into a letter of intent or definitive agreement with respect to a Superior Alternative Proposal not relating to a Company Superior Proposal, or (2) by Black Box prior to the Acceptance Time, in order to concurrently enter into an Exempted Alternative Transaction, provided in the case of clauses (1) and (2) that Black Box has paid or will concurrently pay the Alternative Termination Fee (a “Superior Proposal Company Termination”);

•

by Black Box, if (i) all of the conditions to the Offer (other than those conditions that have not been satisfied as a result of Parent’s breach of the Merger Agreement, the Equity Commitment Letter or the Debt Commitment Letter) have been satisfied or waived, (ii) Black Box has confirmed in writing to Parent that

(A) all of the conditions to the Offer have been satisfied or have been waived by Black Box and (B) Black Box is prepared to consummate the Closing, and (iii) Parent fails to consummate the purchase of the Shares and the Merger within two business days following the date of such confirmation (a “Failure to Close Termination”);

•

by Black Box, if the sole basis of the failure to satisfy the conditions to the Offer and the Merger relating to the absence of any judgment, ruling, injunction, assessment, award, decree, or law prohibiting the transaction relates to CFIUS and the conditions to the Offer and the Merger have otherwise been satisfied (a “CFIUS Termination”);

Effect of Termination and Termination Fees. If the Merger Agreement is terminated, the Merger Agreement will be of no further force or effect (other than the confidentiality and certain other specified provisions), except that the Confidentiality Agreement (as defined below) will survive termination of the Merger Agreement and continue in full force and effect. Additionally, no party will be relieved from any liability for fraud or for knowing or deliberate material breach prior to the date of termination and no party’s right to compel specific performance of any other party of its obligations under the Merger Agreement will be impaired. Black Box is not entitled to recover from Parent or its affiliates any monetary amount in excess of $25,000,000 with respect to such liability (net of the Primary Reverse Termination Fee or Secondary Reverse Termination Fee (and recovery costs related thereto) actually paid).

In the event that the Merger Agreement is terminated in one of the following manners, Black Box will pay to Parent $2,500,000 in cash (the “Primary Termination Fee”):

•	by Parent due to a Superior Proposal Parent Termination with respect to a Company Takeover Proposal (see clause (B) of the definition of Superior Proposal Parent Termination);

•	by Black Box due to a Superior Proposal Company Termination with respect to a Company Takeover Proposal (see clause (A) of the definition of Superior Proposal Company Termination); or

•

by Parent or Black Box due to a Termination Date Termination and the Minimum Condition has not been satisfied prior to such termination (provided that the condition regarding the absence of any legal restraint has been satisfied) or by Parent due to a Company Breach Termination and in each case (i) prior to termination of the Merger Agreement, a Company Takeover Proposal has been publicly announced and not withdrawn and (ii) Black Box enters into a letter of intent or definitive agreement to engage in, or consummates, a transaction with respect to a Company Takeover Proposal within 12 months after such termination (solely for purposes of this subsection, the term “Company Takeover Proposal” will have the meaning set forth in the definition of Company Takeover Proposal except that all references to 20% will be deemed references to 50%).

In the event that the Merger Agreement is terminated in one of the following manners, Black Box will pay to Parent $1,500,000 in cash (the “Alternative Termination Fee”):

•

by Parent due to a Superior Proposal Parent Termination with respect to a Change of Recommendation or an Alternative Transaction Proposal not relating to a Company Takeover Proposal (see clauses (A) and (C) of the definition of Superior Proposal Parent Termination); or

•

by Black Box due to a Superior Proposal Company Termination with respect to an Alternative Transaction Proposal not relating to a Company Takeover Proposal or an Exempted Alternative Transactions (see clause (B) of the definition of Superior Proposal Company Termination).

In the event that the Merger Agreement is terminated by either Black Box or the Company due to a Termination Date Termination and the Minimum Condition has not been satisfied prior to such termination (provided that the condition regarding the absence of any legal restraint has been satisfied), Black Box will pay to Parent $1,000,000 in cash (the “Expense Amount”).

In the event that the Merger Agreement is terminated in one of the following manners, Parent will pay to Black Box $10,000,000 in cash (the “Primary Reverse Termination Fee”):

•	by Black Box due to a Failure to Close Termination and at the time the Merger Agreement become terminable, the Debt Financing was not Available;

•

by Black Box due to a Parent Breach Termination and at the time the Merger Agreement become terminable, the Debt Financing was not Available and the sole basis for such termination is Parent’s failure to close the Transactions when required by the terms of the Merger Agreement; or

•	by Black Box or Parent due to a Termination Date Termination if either termination set forth in the preceding two bullets was available.

In the event that the Merger Agreement is terminated in one of the following manners, Parent will pay to Black Box $15,000,000 in cash (the “Secondary Reverse Termination Fee”):

•	by Black Box due to a Failure to Close Termination and at the time the Merger Agreement become terminable, the Debt Financing was Available;

•	by Black Box due to a Parent Breach Termination in any circumstance other than that described in the second bullet immediately above; or

•	by Black Box or Parent due to a Termination Date Termination if either termination set forth in the preceding two bullets was available.

The Debt Financing is considered “Available” if it is or will be available to be funded at the closing of the Merger, assuming that (i) all of the conditions to the Offer and the Merger have been satisfied or waived and (ii) the Equity Financing has been funded up to the maximum amount required at the Acceptance Time as to permit the consummation of the Transactions; provided that the Debt Financing will be deemed to be “Available” (whether or not in fact available) if any of the Parent Entities has knowingly breached its representations and warranties in the Merger Agreement regarding the Debt Financing and Equity Financing in any material respect, has deliberately breached its covenants in the Merger Agreement regarding the Debt Financing and Equity Financing in any material respect, has breached the Debt Commitment Letter in any material respect, or has deliberately failed to satisfy certain conditions of the Debt Commitment Letter that are within the control of any of the Parent Entities or any of their affiliates.

In the event that the Merger Agreement is terminated due to a CFIUS Termination, Parent will pay to Black Box the Expense Amount.

Expenses. Except as set forth above, all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such expense, whether or not the Offer and the Merger are consummated.

Confidentiality Agreement. On April 16, 2018, AGC Networks Inc. (“AGC US”) and Black Box entered into a confidentiality agreement (the “Confidentiality Agreement”). Under the Confidentiality Agreement, AGC US agreed, among other things, to keep all non-public information concerning the other party confidential (subject to certain exceptions) and use such information solely for the purpose of evaluating a possible transaction between AGC US and Black Box. Under the Confidentiality Agreement, AGC US is also subject to certain non-solicitation restrictions with respect to employees of Black Box for two years after the date of the Confidentiality Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(2) to the Schedule TO and is incorporated herein by reference.

12. Source and Amount of Funds

Debt Financing. Purchaser has received a debt commitment letter, initially entered into on November 11, 2018 (which we refer to as the “Debt Commitment Letter”), from Pathlight Capital LLC and Encina Business

Credit, LLC (together, the “Debt Commitment Parties”) to severally (and not jointly) provide, subject to the conditions set forth in the Debt Commitment Letter, to the Company (the Company and each wholly-owned direct or indirect subsidiary who is appointed as a borrower thereunder, each in its capacity as borrower thereunder, the “Borrower”), the Credit Facilities (as defined below), which are expected to be drawn substantially concurrently with the Closing, initially for the purpose of repaying of obligations under that certain Credit Agreement, dated as of May 9, 2016, (as amended, amended and restated, restated, or otherwise modified from time to time) by and among Black Box Corporation, as the borrower, the guarantors from time to time party thereto, PNC Bank, National Association, as administrative agent, and the lenders party thereto, certain other indebtedness of the Company, and paying related fees and expenses, and, thereafter, to provide funding for working capital and other general corporate purposes of the Company and its subsidiaries (the “Debt Financing”).

The commitments of the Debt Commitment Parties with respect to the Credit Facilities (as defined below) expire upon the earliest to occur of (i) the termination of the Merger Agreement prior to the Closing in accordance with its terms, (ii) consummation of the Merger with or without the funding of the Credit Facilities and (iii) 5:00 p.m., Boston, Massachusetts time, on February 8, 2019. The documentation governing the Debt Financing has not been finalized and, accordingly, the actual terms of the Debt Financing may differ from those described in this document. Each of the Company and Purchaser has agreed to use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letter. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent must use its reasonable best efforts to promptly arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the Transactions.

Although the Debt Financing described in this document is not subject to a due diligence condition or “market out,” such financing may not be considered assured. In addition, the amount available to be drawn under the Credit Facilities will depend on the sufficiency of the assets of the Borrowers to support certain borrowing bases that govern the amounts available to be drawn on the Credit Facilities, excess availability under one such borrowing base and minimum foreign and domestic cash and cash equivalents after the consummation of the Merger. As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event the Debt Financing described herein is not available.

Credit Facilities. The availability of the Credit Facilities is subject to, among other things, the purchase of the Shares in the Offer and the consummation of the Merger in accordance with the Merger Agreement (including the satisfaction (or waiver with the consent of the Debt Commitment Parties) of all conditions precedent to the consummation of the Merger, and without any material modification, amendment, or supplement to any of the provisions of the Merger Agreement that are materially adverse to the interests of the Debt Commitment Parties without the consent of the Lead Arranger (as defined below) and the Debt Commitment Parties); the absence of a “Company Material Adverse Effect” (as defined in the Merger Agreement and as described below in Section 11 — “Purpose of the Offer and Plans for Black Box; Merger Agreement and Other Agreements — The Merger Agreement”); solvency of BBX Intermediate and its subsidiaries on a consolidated basis after giving effect to the funding of the Credit Facilities, the funding of the Equity Financing, the consummation of the Merger, and the payment of certain fees and expenses (collectively, the “Financing Transactions”); the delivery of a closing date borrowing base certificate evidencing, among other things, excess availability of $10,500,000 after giving effect to the Financing Transactions; the delivery of evidence that the Borrower and the guarantors have cash and cash equivalents of at least $8,000,000 in accounts subject to control for the benefit of the lenders and that the non-loan party foreign subsidiaries of Borrower have cash and cash equivalents of at least $4,000,000 (in each case, such cash and cash equivalent amounts being determined exclusive of a certain portion of the Equity Financing); delivery of certain historical and pro forma financial information (including as it relates to the borrowing bases and excess availability thereunder); delivery of documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations; the execution of guarantees and the creation and perfection of security interests; the accuracy of specified Merger Agreement representations and specified representations in all material respects; and the negotiation, execution and delivery of definitive documentation.

Term and Revolving Credit Facilities. The Credit Facilities will consist of (i) a $35 million senior secured revolving credit facility with a term of three years (the “ABL Revolving Facility”), (ii) a $20 million “first-in, last-out” term loan facility with a term of three (3) years (which we refer to as the “ABL Tranche A Term Facility”) and (iii) a $42.5 million “last-out” term loan facility with a term of three years (the “ABL Tranche A-1 Term Facility” and, together with the ABL Revolving Facility and the ABL Tranche A Term Facility, the “Credit Facilities”). Availability under the ABL Revolving Facility and the ABL Tranche A Term Facility is tied to compliance with borrowing bases consisting of eligible trade receivables of the U.S. Borrowers and eligible inventory. Availability under the ABL Tranche A-1 Term Facility is tied to compliance with a borrowing base consisting of eligible trade receivables of the U.S. Borrowers, eligible foreign trade receivables, eligible domestic government trade receivables, eligible unbilled trade receivables of the U.S. Borrowers, eligible foreign unbilled trade receivables, eligible unbilled domestic government trade receivables, eligible inventory and eligible real estate. The foregoing borrowing base assets are subject to customary eligibility criteria, advance rates and reserves, which may be adjusted from time to time by the lenders subject to their permitted discretion. The aggregate principal amount available on the closing date under the Credit Facilities may therefore be reduced if the value of certain assets of the Borrowers are lower than projected on the closing date or if the Borrowers are unable to provide perfected security interests in any portion of the collateral securing the Credit Facilities on the closing date.

Roles. Pathlight Capital LLC or its designated affiliates has been appointed as sole lead arranger and sole bookrunner for the Credit Facilities (in such capacity, the “Lead Arranger”) and Encina Business Credit, LLC has been appointed as syndication agent for the ABL Revolving Facility and the ABL Tranche A Term Facility. Pathlight Capital LLC has also been appointed as administrative agent and collateral agent for the Credit Facilities (which we refer to, in such capacities, as the “Administrative Agent”).

Interest Rate. The Credit Facilities are each expected to bear interest at a rate equal to (i) with respect to the ABL Revolving Facility, LIBOR plus 5.50% annually, (ii) with respect to the ABL Tranche A Term Facility, LIBOR plus 8.75% annually and (iii) with respect to the ABL Tranche A-1 Term Facility, LIBOR plus 12.00% annually, in each case payable monthly on the last day of each calendar month. LIBOR means the London interbank offered rate for deposits in U.S. dollars (adjusted for statutory reserve requirements and subject to a floor of 0.00%) for a three month interest period commencing on such day.

Prepayments. The Borrower will be permitted to make voluntary prepayments with respect to the Revolving Credit Facility at any time, without premium or penalty (other than LIBOR breakage costs, if applicable). The Borrower will be permitted to permanently reduce the commitments in respect of the ABL Revolving Facility, subject to a prepayment premium determined based upon the date on which the commitments are reduced and the amount the commitments are reduced. The Tranche A Term Facility and the Tranche A-1 Term Facility may not be prepaid except (a) in connection with the payment in full and termination of the Credit Facilities, (b) in connection with mandatory prepayments, or (c) if certain payment conditions are met, in each case subject to the application of a prepayment premium. Commencing on September 30, 2019 through and including the quarter ending June 30, 2020, the Tranche A-1 Term Facility (or any time after the payment in full of the Tranche A-1 Term Facility, the Tranche A Term Facility) will be repaid in consecutive equal quarterly installments of principal in an amount equal to 1.25% of the aggregate principal amount of the commitments under the Credit Facilities on the Closing Date, and (ii) commencing on September 30, 2020, the Tranche A-1 Term Facility (or any time after the payment in full of the Tranche A-1 Term Facility, the Tranche A Term Facility) will be repaid in consecutive equal quarterly installments of principal in an amount equal to 2.50% of the aggregate principal amount of the commitments under the Credit Facilities on the closing date, with the remaining outstanding principal amount of the loans under the Credit Facilities due on their maturity date.

Guarantors. All obligations under the Credit Facilities will be guaranteed by BBX Intermediate and each existing and future direct and indirect, domestic subsidiary of the BBX Intermediate that is not a Borrower, subject to certain limitations.

Security. The obligations under the Credit Facilities will be secured, subject to permitted liens and other agreed upon exceptions, on a first-priority basis by a perfected security interest in all of the Borrowers’ and each guarantor’s existing or after-acquired assets, both tangible and intangible real and personal property, including without limitation 100% of the outstanding equity interests (or, in the case of first tier non-U.S. subsidiaries and controlled foreign corporation holding companies, 65% of the voting and 100% of the non-voting equity interests in such subsidiaries). If certain security is not provided at closing despite the use of commercially reasonable efforts to do so, the delivery of such security will not be a condition precedent to the availability of the Credit Facilities on the closing date, but the total aggregate principal amount of the Credit Facilities made available on the closing date may be reduced as a result thereof.

Other Terms. The Credit Facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of subordinated indebtedness, liens and dividends and other distributions. The Credit Facilities will also include a financial maintenance covenant consisting of a minimum excess availability covenant and customary events of default including a change of control to be defined.

The foregoing summary of certain provisions of the Debt Commitment Letter are qualified by reference to the Debt Commitment Letter itself, which is incorporated herein by reference. We have filed a copy of the Debt Commitment Letter as Exhibit (b)(1) to the Schedule TO, which is incorporated by reference.

Equity Financing. Parent has received an Equity Commitment Letter (the “Equity Commitment Letter”), pursuant to which Essar Telecom Limited, a Mauritius entity (the “Investor”), committed to purchase, or cause the purchase of, the equity of Parent for a cash purchase price equal to not less than $30,500,000 (the “Minimum Amount”) but not greater than $35,500,000 (the “Maximum Amount” and such commitment, as determined pursuant to the terms of the Equity Commitment Letter, the “Equity Commitment”), in cash for the purpose of funding (x) a portion of the aggregate Offer Price and Merger Consideration, as well as fees and expenses, (y) cash to the balance sheet of Black Box, and (z) otherwise to fund the Financing Transactions. We refer to the financing contemplated by the Equity Commitment Letter as the “Equity Financing,” and together with the Debt Financing, the “Financing.” The funding of the Equity Financing is subject to (i) the satisfaction, or waiver by BBX Intermediate of the Minimum Condition and of all of the Offer Conditions as of the Expiration Time (see Section 11 — “Purpose of the Offer and Plans for Black Box; Merger Agreement and Other Agreements — The Merger Agreement”), and (ii) confirmation from the Debt Commitment Parties that the Debt Financing will be funded substantially concurrently with the Closing.

The Investor will be required to increase the amount of the Equity Commitment above the Minimum Amount (but not in excess of the Maximum Amount in any event) on a dollar-for-dollar basis if needed to fund additional cash to the balance sheet of Black Box or to otherwise provide capital to fund the Financing Transactions in order to ensure that the conditions set forth in the Debt Commitment Letter will be satisfied (subject to certain other limitations set forth in the Equity Commitment Letter). Without limiting the total amount of the Equity Commitment in any way, in no event will more than $7.0 million of the Equity Commitment be used to fund any transaction fees, costs or expenses incurred by the Investor, any Parent Entity, or any of their respective Affiliates (excluding, for the avoidance of doubt, Black Box), including professional fees, costs and expenses and any fees, costs and expenses related to the Debt Financing.

The Investor may effect the purchase of the equity of Parent directly or indirectly through assignment to one or more affiliated/associated entities or other co-investors; however, no such assignment will reduce the amount of the Equity Commitment or otherwise affect the obligations of Investor under the Equity Commitment Letter until actually performed or satisfied by such assignee.

Black Box is an express third party beneficiary of the Equity Commitment Letter for the limited purposes provided in the Equity Commitment Letter, which include the right of Black Box to seek an injunction, or other appropriate form of specific performance or equitable relief, to cause Parent to cause, or to directly cause, the Investor to fund, directly or indirectly, the Equity Financing as, and only to the extent provided in, the Equity Commitment Letter.

The obligation of the Investor to fund the Equity Commitment will terminate automatically and immediately upon the earliest to occur of (i) the Closing after giving effect to the funding of the Equity Commitment to the extent required under the Equity Commitment Letter, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) except with respect to a claim for specific performance under the Equity Commitment Letter, the Merger Agreement or the Limited Guarantee, and except a claim for actual fraud against any Investor Affiliate (as defined below) that is a party thereto, Black Box or any of its Affiliates, directly or, to the extent approved or directed thereby, indirectly, asserting or filing any claim (other than a claim by Black Box or its Affiliates against AGC US under and in accordance with the Confidentiality Agreement) under or proceeding against the Investor or any Investor Affiliate in connection with the Equity Commitment Letter, the Merger Agreement, the Limited Guarantee, the Debt Commitment Letter or any transaction contemplated hereby or thereby or otherwise relating thereto, subject to all of the terms, conditions and limitations in the respective agreements, (iv) the occurrence of any event that, by the terms of the Limited Guarantee, is an event that terminates the guarantor’s obligations under the Limited Guarantee (unless the Investor is then in material breach of the terms of the Equity Commitment Letter), and (v) payment in full of any Reverse Termination Fee when required to be paid under the Merger Agreement. The term “Investor Affiliate” means any former, current or future (x) general or limited partners, stockholders, direct or indirect holders of any equity, partnership or limited liability company interest or (y) officer, member, manager, director, employees, agents, representatives, attorneys, controlling persons, assignees or affiliates of the Investor or any of the foregoing.

This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Equity Commitment Letter, a copy of which has been filed as Exhibit (d)(5) to the Schedule TO and which is incorporated herein by reference.

Limited Guarantee. Concurrently with the execution and delivery of the Equity Commitment Letter, the Investor provided to Black Box a limited guarantee to irrevocably and unconditionally guarantee, certain of the Parent Entities’ liabilities and obligations under the Merger Agreement (the “Limited Guarantee”), including payment of:

•	the Expense Amount, the Primary Reverse Termination Fee or the Secondary Reverse Termination Fee pursuant to the Merger Agreement;

•

all costs and expenses (including attorney’s fees and expenses) reasonably incurred by Black Box in connection with the enforcement of its rights under certain provisions of the Merger Agreement, together with any of Black Box’s costs and expenses (including reasonable attorneys’ fees) in connection with any such enforcement action and interest payable pursuant to the Merger Agreement;

•

certain obligations of Parent to indemnify or reimburse Black Box and related persons in connection with assistance in arranging, obtaining and consummating the financing pursuant to the Merger Agreement and the Debt Commitment Letter; and

•

damages owed to Black Box in connection with any knowing material breach of the representations and warranties or deliberate material breach of the covenants in the Merger Agreement by any of the Parent Entities in each case if and when due in accordance with and subject to the terms of the Merger Agreement (the foregoing bullets, the “Guaranteed Obligations”).

In no event will the maximum aggregate liability of the Investor under the Limited Guarantee exceed $25,000,000 (the “Cap”).

The obligations of the Investor under the Limited Guarantee terminate upon the earliest to occur of:

•

the Closing and the payment of all amounts payable in connection therewith under the Merger Agreement, including the acceptance for payment and payment for all Shares validly tendered and not withdrawn pursuant to the Offer;

•

subject to certain exceptions, the valid termination of the Merger Agreement in accordance with its terms under circumstances set forth in the Merger Agreement in which none of the Parent Entities is obligated to make any payments with respect to any Guaranteed Obligations;

•

the date that is 90 days following the valid termination of the Merger Agreement in accordance with its terms under circumstances in which any of the Parent Entities would be obligated to make any payments with respect to any Guaranteed Obligation, unless Black Box has made a claim against one of the Parent Entities under the Merger Agreement or against the Investor under the Limited Guarantee prior to such date, in which case the relevant date will be the earlier of the date such claim is (x) resolved as agreed in a written agreement between the Investor and Black Box in which Black Box acknowledges that the obligations and liabilities of the Investor pursuant to the Limited Guarantee are terminated or (y) resolved by a final, non-appealable judgment of a court of competent jurisdiction determining that the Investor does not owe any amount under the Limited Guarantee;

•	the time at which the Parent Entities have indefeasibly paid to Black Box in full the Guaranteed Obligations; and

•	the time at which the Investor has indefeasibly paid to Black Box (in full) the Guaranteed Obligations up to the Cap.

This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Limited Guarantee, a copy of which has been filed as Exhibit (d)(4) to the Schedule TO and which is incorporated herein by reference.

13. Conditions of the Offer

Notwithstanding any other terms or provisions of the Offer or the Merger Agreement, Purchaser will not be required to accept for payment, and, subject to the rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act), will not be required to pay for any validly tendered Shares pursuant to the Offer and not validly withdrawn prior to the expiration of the Offer in the event that, as of immediately prior to the Expiration Time:

(1)

There has not been validly tendered (and not otherwise properly withdrawn) immediately prior to the Expiration Time that number of Shares which, when added together with the Shares then owned by the Parent Entities and their respective controlled affiliates (if any), would represent at least a majority of all then outstanding Shares (not including Shares tendered pursuant to guaranteed delivery procedures for which the underlying Shares have not yet been “received” by the “depositary” as such terms are defined in Section 251(h) of the DGCL) (the “Minimum Condition”);

(2)

Immediately prior to the expiration of the Offer, any of the following conditions have occurred and continue to exist (or, to the extent permitted under the Merger Agreement and applicable laws, waived):

(a)

Subject to certain exceptions, any order, judgment, ruling, injunction, assessment, award, decree, law, regulation or rule of any governmental entity is in effect that has the effect of making the Offer, the acquisition of Shares by BBX Intermediate or Purchaser, or the Merger illegal in the United States or that has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of the Shares by BBX Intermediate or Purchaser, or the Merger;

(b)	The representations and warranties of Black Box:

•	in Section 3.1(a) (Organization), Section 3.2 (Authorization; Validity of Agreement; Company Action), Section 3.19 (Brokers or Finders), Section 3.20 (State Takeover Statutes)

or Section 3.22 (Rule 14d-10 Matters) of the Merger Agreement (x) have not been true and correct in all material respects as of the date of the Merger Agreement and (y) are not true and correct in all material respects at and as of the Expiration Time with the same effect as though made at and as of the Expiration Time (except to the extent such representation or warranty expressly speaks to a specific date or period, in which case such representation and warranty was not so true and correct as of such specified date or during such period),

•

in Section 3.4(a) (Capitalization) of the Merger Agreement (x) have not been true and correct in all respects as of the date of the Merger Agreement, other than inaccuracies that are de minimis in amount and (y) are not true and correct in all respects at and as of the Expiration Time, with the same effect as though made at and as of the Expiration Time, other than inaccuracies that are de minimis in amount except to the extent such representation or warranty expressly speaks to a specific date or period, in which case such representation and warranty was not so true and correct as of such specified date or during such period,

•

in Section 3.6(b) (Absence of Certain Changes) of the Merger Agreement (x) have not been true and correct in all respects as of the date of the Merger Agreement and (y) are not true and correct at and as of the Expiration Time, with the same effect as though made at and as of the Expiration Time (except to the extent such representation or warranty expressly speaks to a specific date or period, in which case such representation and warranty was not so true and correct as of such specified date or during such period), and

•

in the Merger Agreement and not specified in the foregoing three bullets (x) have not been true and correct in all respects (without giving effect to any materiality or “Company Material Adverse Effect” qualifications contained therein) as of the date of the Merger Agreement and (y) are not true and correct in all respects at and as of the Expiration Time (without giving effect to any materiality or “Company Material Adverse Effect” qualifications contained therein), with the same effect as though made at and as of the Expiration Time (except to the extent such representation or warranty expressly speaks to a specific date or period, in which case such representation and warranty was not so true and correct as of such specified date or during such period), except where the failure of such representation and warranty to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

(c)

Black Box has failed to perform or comply in all material respects with the covenants and agreements contained in the Merger Agreement required to be performed or complied with by it prior to or on the Expiration Time (and any such failure to perform or comply has not been cured prior to such time);

(d)

Black Box has failed to furnish Parent with a certificate dated as of the Closing Date signed on its behalf by its chief executive officer or another senior executive officer to the effect that the conditions set forth in clauses 2(b) and 2(c) above have been satisfied;

(e)	The Merger Agreement has not been terminated in accordance with its terms; or

(f)	The Consent Agreement has terminated or not become effective pursuant to its terms.

The foregoing conditions are for the sole benefit of the Parent Entities, may be asserted by any Parent Entity and may be waived by any Parent Entity in whole or in part at any time and from time to time in the sole discretion of any Parent Entity, subject in each case to the terms of the Merger Agreement and the applicable rules and regulations of the SEC, except that without the prior written consent of Black Box, Purchaser may not waive or modify the Minimum Condition or the conditions set forth in clauses 2(a) or 2(e) above.

14. Dividends and Distributions

Under the terms of the Merger Agreement, without Parent’s prior written consent, neither Black Box nor its subsidiaries is permitted to declare, set aside or pay any dividend or make any other distribution on any shares of its capital stock (except for dividends or other distributions to Black Box or any of its subsidiaries). See Section 11 — “Purpose of the Offer and Plans for Black Box; Merger Agreement and Other Agreements — The Merger Agreement — Operation of Business” of this Offer to Purchase.

15. Certain Legal Matters; Regulatory Approvals

General. Except as otherwise set forth in this Section 15, based on our review of Black Box’s publicly available SEC filings and other information regarding Black Box, we are not aware of any governmental licenses or regulatory permits that appear to be material to the business of Black Box and that might be adversely affected by the acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory agency or authority that would be required for the acquisition or ownership of Shares by us as contemplated herein. In addition, except as set forth below, we are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the Shares. Should any such approval or other action be required, we currently expect that such approval or action, except as described below under “State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it would be obtained without substantial conditions, and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Black Box or our business or that certain parts of Black Box or our business might not have to be disposed of or held separately. In such an event, we may not be required to purchase any Shares in the Offer. See Section 13 — “Conditions of the Offer” of this Offer to Purchase.

Antitrust Compliance. The Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”) may review the legality under the antitrust laws of the proposed acquisition of Shares by Purchaser pursuant to the Offer; however, because the size of the Offer and Merger are below the thresholds for filing a notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, no waiting period requirements under that act apply. Nevertheless, at any time before or after Purchaser’s acceptance for payment of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States of America as it deems necessary to protect competition in the public interest, including seeking to enjoin the purchase of the Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of AGC Networks, Parent, BBX Intermediate, Purchaser, or Black Box or of their respective subsidiaries or affiliates or requiring other conduct relief. U.S. state attorneys general and private persons may also bring legal action under the antitrust laws of the United States of America seeking similar relief or seeking conditions to the consummation of the Offer. None of AGC Networks, Parent, BBX Intermediate or Purchaser believes that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, Purchaser may not be obligated to consummate the Offer or the Merger.

State Takeover Laws. A number of states (including Delaware, where Black Box is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In general, Section 203 of the DGCL prevents an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the time such person became an interested stockholder unless, among other things, the “business combination” is approved by the board of directors of such corporation prior to such time. Black Box has represented to us in the Merger Agreement that the Black Box Board (at a meeting duly called and held) has duly adopted resolutions that are sufficient to render inapplicable to Black Box and Purchaser the restrictions on business combinations set forth in Section 203 of the DGCL and any other takeover laws that may purport to be applicable to the Offer, the Merger and the other Transactions. Accordingly, no Delaware statute should have the effect of precluding the Offer or the Merger. Purchaser has not attempted to comply with any other state takeover laws in connection with the Offer or the Merger. To the extent that the provisions of other state takeover statutes purport to apply to the Offer or the Merger, Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce.

Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement or the other Transactions (other than the DGCL), and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13 — “Conditions of the Offer” of this Offer to Purchase.

“Going Private” Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and that may under certain circumstances be applicable to the Merger or another business combination following the purchase of the Shares pursuant to the Offer in which we seek to acquire the remaining Shares not then held by us. We believe that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because (i) we were not, at the time the Merger Agreement was executed, and are not, an affiliate of Black Box for purposes of the Exchange Act; (ii) we anticipate that the Merger will be effected as soon as practicable after the consummation of the Offer (and in any event within one day following the consummation of the Offer); and (iii) in the Merger, stockholders will receive the same price per Share as the Offer Price.

Stockholder Approval Not Required. Section 251(h) of the DGCL generally provides that stockholder approval of a merger is not required if certain requirements are met, including that (1) the acquiring company consummates a tender offer for any and all of the outstanding common stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the adoption of the merger agreement, and (2) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to consummate the Merger under Section 251(h) of the DGCL without submitting the adoption of the Merger Agreement to a vote of the stockholders of Black Box. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Parent, BBX Intermediate, Purchaser and Black Box will take all necessary and appropriate action to effect the Merger as soon as practicable (and in any event within one business day) after the Effective Time without a meeting of stockholders of Black Box in accordance with Section 251(h) of the DGCL.

CFIUS Matters. The Defense Production Act of 1950, as amended (“DPA”) empowers the President of the United States of America to review and, if necessary, prohibit or suspend an acquisition of, or investment in, a U.S. company by a “foreign person” if the President, after investigation, determines that the foreign person’s control threatens to impair the national security of the United States. Pursuant to the DPA, the Committee on Foreign Investment in the United States (“CFIUS”) has been delegated the authority to receive notices of proposed transactions, determine when an investigation is warranted, conduct investigations, require mitigation measures and submit recommendations to the President to suspend or prohibit the completion of transactions or to require divestitures of completed transactions. On November 13, 2018, AGC Networks, Parent, BBX Intermediate, and Purchaser filed a declaration of a pilot program covered transaction with CFIUS pursuant to 31 C.F.R. 801.401 as authorized by the Foreign Investment Risk Review and Modernization Act of 2018, but clearance from CFIUS is not a condition to the closing of the Merger. There can be no assurance that CFIUS will not impose restrictions on the Transactions, including the Offer and the Merger, or will not determine to conduct an investigation of such transactions and, if an investigation is commenced, there can be no assurance regarding the ultimate outcome of such investigation.

16. Appraisal Rights

No appraisal rights are available to the holders of Shares in connection with the Offer. If the Merger is consummated, appraisal rights will be available in connection with the Merger as further described below, but, although the availability of appraisal rights depends on the Merger being consummated, stockholders who wish to exercise such appraisal rights must do so no later than the time of the consummation of the Offer, even though the Merger will not have been consummated at such time. If the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) demand appraisal in accordance with the procedures set forth in Section 262 of the DGCL, and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL (the “Appraisal Shares”), will be entitled to receive a judicial determination of the fair value of the Appraisal Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine. Unless the Delaware court in its discretion determines otherwise for good cause shown, this rate of interest will be five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time between the Effective Time and the date of payment and will be compounded quarterly.

Any such judicial determination of the fair value of the Appraisal Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Appraisal Shares. Stockholders should recognize that the value so determined could be higher or lower than, or the same as, the price per Share paid pursuant to the Offer or the per share price to be paid pursuant to the Merger. Moreover, we or Black Box may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Appraisal Shares is less than the price paid in the Offer and the Merger. Stockholders also should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, are not opinions as to fair value under Section 262 of the DGCL.

If any holder of Appraisal Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his, her, or its rights to appraisal as provided in the DGCL, the Appraisal Shares of such stockholder will be converted into the right to receive the Merger Consideration, without interest and subject to applicable withholding taxes, in accordance with the Merger Agreement.

Section 262 of the DGCL provides that, if a merger was approved pursuant to Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, must notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and must include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.

As described more fully in the Schedule 14D-9, if a stockholder wishes to elect to exercise appraisal rights under Section 262 of the DGCL, such stockholder must (among other things) do all of the following:

•

no later than the later of the consummation of the Offer and 20 days after the date of mailing of the notice referred to in the previous paragraph, deliver to Black Box a written demand for appraisal by the holder of record of the Shares, which demand must reasonably inform Black Box of the identity of the stockholder and that the stockholder is demanding appraisal of its Shares;

•	not tender such stockholder’s Shares in the Offer; and

•	continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time.

Following the Effective Time, additional steps may be necessary for any such stockholder to perfect his, her or its appraisal rights, all as described more fully in the Schedule 14D-9.

The foregoing summary of appraisal rights of stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The preservation and exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL.

The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares pursuant to the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the Offer Conditions, you will receive the Offer Price for your Shares.

17. Fees and Expenses

We have retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws of the United States of America.

Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

18. Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Parent Entities.

We have filed with the SEC the Schedule TO in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments or supplements thereto. In addition, Black Box has concurrently filed the Schedule 14D-9 in accordance with the Exchange Act, setting forth its recommendation with respect to the Offer and furnishing certain additional related information, and may file amendments or supplements thereto. The Schedule TO and the Schedule 14D-9, and any amendments or supplements thereto, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8 — “Certain Information Concerning Black Box — Available Information” of this Offer to Purchase.

No person has been authorized to give any information or make any representation on behalf of any Parent Entity not contained in this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, commercial bank, trust company or other nominee will be deemed to be the agent of Parent, Purchaser, AGC Networks, BBX Intermediate, Black Box, the Depositary or the Information Agent or any of their affiliates for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, AGC Networks, BBX Intermediate, Black Box or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Neither the Offer, nor this Offer to Purchase, nor the Letter of Transmittal, nor the Notice of Guaranteed Delivery constitutes a solicitation of proxies for any meeting of Black Box’s stockholders. Any such solicitation that we or any of our affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

Host Merger Sub Inc.

November 21, 2018

SCHEDULE A

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF PARENT, BBX INTERMEDIATE, PURCHASER, AND AGC NETWORKS

BBX Main Inc. (“Parent”)

Set forth below are the name, current principal occupation or employment and material occupations, positions, offices or employment during the past five years of each director and executive officer of Parent. If a single position is listed, then it has been held throughout the past five years. Any such positions listed with only one date are currently held by the individual listed and the listed date indicates the start date. The business address of each director and executive officer of Parent is 222 West Las Colinas Blvd., Suite 200 North, Irving, Texas 75252. Except as otherwise noted, positions specified are positions with Parent.

Parent Board of Directors

Name	Current Principal Occupation or Employment	Material Occupations, Positions, Offices or Employment during the Past Five Years	Address of Employment	Country of Citizenship
Deepak Bansal	President and CEO; Director	Chief Financial Officer, AGC Networks Limited	Equinox Business Park, Tower 1, Off B.K.C, LBS Marg, Kurla West, Mumbai, Maharashtra, 400070	India

Michael Carney	Secretary and Treasurer; Director	SVP of Strategy & Development, AGC Networks Inc.	222 West Las Colinas Blvd., Suite 200 North, Irving, Texas 75252	USA

Parent Executive Officers

Name	Current Principal Occupation or Employment	Material Occupations, Positions, Offices or Employment during the Past Five Years	Address of Employment	Country of Citizenship
Deepak Bansal	President and CEO; Director	Chief Financial Officer, AGC Networks Limited	Equinox Business Park, Tower 1, Off B.K.C, LBS Marg, Kurla West, Mumbai, Maharashtra, 400070	India

Michael Carney	Secretary and Treasurer; Director	SVP of Strategy & Development, AGC Networks Inc.	222 West Las Colinas Blvd., Suite 200 North, Irving, Texas 75252	USA

BBX Inc. (“BBX Intermediate”)

Set forth below are the name, business address, current principal occupation or employment and material occupations, positions, offices or employment during the past five years of each director and executive officer of BBX Intermediate. If a single position is listed, then it has been held throughout the past five years. The business address of each director and executive officer of BBX Intermediate is 222 West Las Colinas Blvd., Suite 200 North, Irving, Texas 75252. Except as otherwise noted, positions specified are positions with BBX Intermediate.

BBX Intermediate Board of Directors

Name	Current Principal Occupation or Employment	Material Occupations, Positions, Offices or Employment during the Past Five Years	Address of Employment	Country of Citizenship
Deepak Bansal	President and CEO; Director	Chief Financial Officer, AGC Networks Limited	Equinox Business Park, Tower 1, Off B.K.C, LBS Marg, Kurla West, Mumbai, Maharashtra, 400070	India

Michael Carney	Secretary and Treasurer; Director	SVP of Strategy & Development, AGC Networks Inc.	222 West Las Colinas Blvd., Suite 200 North, Irving, Texas 75252	USA

BBX Intermediate Executive Officers

Name	Current Principal Occupation or Employment	Material Occupations, Positions, Offices or Employment during the Past Five Years	Address of Employment	Country of Citizenship
Deepak Bansal	President and CEO; Director	Chief Financial Officer, AGC Networks Limited	Equinox Business Park, Tower 1, Off B.K.C, LBS Marg, Kurla West, Mumbai, Maharashtra, 400070	India

Michael Carney	Secretary and Treasurer; Director	SVP of Strategy & Development, AGC Networks Inc.	222 West Las Colinas Blvd., Suite 200 North, Irving, Texas 75252	USA

Host Merger Sub Inc. (“Purchaser”)

Set forth below are the name, business address, current principal occupation or employment and material occupations, positions, offices or employment during the past five years of each director and executive officer of Purchaser. If a single position is listed, then it has been held throughout the past five years. The business address of each director and executive officer of Purchaser is 222 West Las Colinas Blvd., Suite 200 North, Irving, Texas 75252. Except as otherwise noted, positions specified are positions with Purchaser. Except as otherwise noted, positions specified are positions with Purchaser.

Purchaser Board of Directors

Name	Current Principal Occupation or Employment	Material Occupations, Positions, Offices or Employment during the Past Five Years	Address of Employment	Country of Citizenship
Deepak Bansal	President and CEO; Director	Chief Financial Officer, AGC Networks Limited	Equinox Business Park, Tower 1, Off B.K.C, LBS Marg, Kurla West, Mumbai, Maharashtra, 400070	India

Michael Carney	Secretary and Treasurer; Director	SVP of Strategy & Development, AGC Networks Inc.	222 West Las Colinas Blvd., Suite 200 North, Irving, Texas 75252	USA

Purchaser Executive Officers

Name	Current Principal Occupation or Employment	Material Occupations, Positions, Offices or Employment during the Past Five Years	Address of Employment	Country of Citizenship
Deepak Bansal	President and CEO; Director	Chief Financial Officer, AGC Networks Limited	Equinox Business Park, Tower 1, Off B.K.C, LBS Marg, Kurla West, Mumbai, Maharashtra, 400070	India

Michael Carney	Secretary and Treasurer; Director	SVP of Strategy & Development, AGC Networks Inc.	222 West Las Colinas Blvd., Suite 200 North, Irving, Texas 75252	USA

AGC Networks Pte Ltd. (“AGC Networks”)

Set forth below are the name, business address, current principal occupation or employment and material occupations, positions, offices or employment during the past five years of each director and executive officer of AGC Networks. If a single position is listed, then it has been held throughout the past five years. The business address of each director and executive officer of AGC Networks is 50 Raffles Place, #32-01, Singapore Land Tower, Singapore, 048623. Except as otherwise noted, positions specified are positions with AGC Networks.

AGC Networks Board of Directors

Name	Current Principal Occupation or Employment	Material Occupations, Positions, Offices or Employment during the Past Five Years	Address of Employment	Country of Citizenship
Deepak Bansal	President; Director	Chief Financial Officer, AGC Networks Limited	Equinox Business Park, Tower 1, Off B.K.C, LBS Marg, Kurla West, Mumbai, Maharashtra, 400070	India

Sanjeev Verma	Secretary; Director	Whole Time Director, AGC Networks Limited	Equinox Business Park, Tower 1, Off B.K.C, LBS Marg, Kurla West, Mumbai, Maharashtra, 400070	India

Robert Baey Cheng Song	Accountant; Director	Accountant & Director at Ee Peng Liang Consultants Pte Ltd.	50 Raffles Place, #32-01, Singapore Land Tower, Singapore, 048623	Singapore

AGC Networks Executive Officers

Name	Current Principal Occupation or Employment	Material Occupations, Positions, Offices or Employment during the Past Five Years	Address of Employment	Country of Citizenship
Deepak Bansal	President; Director	Chief Financial Officer, AGC Networks Limited	Equinox Business Park, Tower 1, Off B.K.C, LBS Marg, Kurla West, Mumbai, Maharashtra, 400070	India

Sanjeev Verma	Secretary; Director	Whole Time Director, AGC Networks Limited	Equinox Business Park, Tower 1, Off B.K.C, LBS Marg, Kurla West, Mumbai, Maharashtra, 400070	India

AGC Networks Limited

Set forth below are the name, business address, current principal occupation or employment and material occupations, positions, offices or employment during the past five years of each director and executive officer of AGC Networks Limited. If a single position is listed, then it has been held throughout the past five years. The business address of each director and executive officer of AGC Networks Limited is Equinox Business Park, Tower 1, Off B.K.C, LBS Marg, Kurla West, Mumbai, Maharashtra, 400070. Except as otherwise noted, positions specified are positions with AGC Networks Limited.

AGC Networks Limited Board of Directors

Name	Current Principal Occupation or Employment	Material Occupations, Positions, Offices or Employment during the Past Five Years	Address of Employment	Country of Citizenship
Mahua Mukherjee	Chief People Officer; Director	Chief People Officer; Director	Equinox Business Park, Tower 1, Off B.K.C, LBS Marg, Kurla West, Mumbai, Maharashtra, 400070	India

Sanjeev Verma	Director	Whole Time Director	Equinox Business Park, Tower 1, Off B.K.C, LBS Marg, Kurla West, Mumbai, Maharashtra, 400070	India

Sujay Sheth	Director	Chairman of the Board and Director; Managing Partner of J. K. Doshi & Co.	Equinox Business Park, Tower 1, Off B.K.C, LBS Marg, Kurla West, Mumbai, Maharashtra, 400070	India

Dilip Thakkar	Director	Director	Equinox Business Park, Tower 1, Off B.K.C, LBS Marg, Kurla West, Mumbai, Maharashtra, 400070	India

Kaustubh Sonalkar	Director	Director; President-HR of the Essar Group and Chief Executive Officer of Essar Foundation	Equinox Business Park, Tower 1, Off B.K.C, LBS Marg, Kurla West, Mumbai, Maharashtra, 400070	India

AGC Networks Limited Executive Officers

Name	Current Principal Occupation or Employment	Material Occupations, Positions, Offices or Employment during the Past Five Years	Address of Employment	Country of Citizenship
Deepak Bansal	Chief Financial Officer	Chief Financial Officer	Equinox Business Park, Tower 1, Off B.K.C, LBS Marg, Kurla West, Mumbai, Maharashtra, 400070	India

Mahua Mukherjee	Chief People Officer; Director	Chief People Officer; Director	Equinox Business Park, Tower 1, Off B.K.C, LBS Marg, Kurla West, Mumbai, Maharashtra, 400070	India

Sanjeev Verma	Whole Time Director	Whole Time Director	Equinox Business Park, Tower 1, Off B.K.C, LBS Marg, Kurla West, Mumbai, Maharashtra, 400070	India

The Letter of Transmittal, certificates representing Shares and any other required documents should be sent by each stockholder of Black Box or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

American Stock Transfer & Trust Company, LLC

If delivering via USPS: American Stock Transfer & Trust Co., LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	If delivering by hand, UPS or FedEx: American Stock Transfer & Trust Co., LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Any questions or requests for assistance may be directed to the Information Agent at the telephone number and address set forth below. Requests for additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Stockholders and All Others Call Toll-Free: (877) 869-0171

Email: info@okapipartners.com